EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GS MONARCH PARENT, LLC,

GS MONARCH ACQUISITION, LLC

AND

MONOGRAM RESIDENTIAL TRUST, INC.

Dated as of July 4, 2017

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Monogram’s stockholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Monogram or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Monogram.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A — Form of Certificate of Formation of the Surviving Entity
Exhibit B — Form of LLC Agreement of the Surviving Entity
Schedule C — Additional Transactions
Schedule D — Form of Goodwin Procter LLP Company Tax Opinion
Schedule E — Form of Company Tax Representations Letter
Schedule F — Form of Subsidiary REIT Tax Representations Letter
Schedule G — Purchase Price Allocation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of July 4, 2017, by and among: GS MONARCH PARENT, LLC, a Delaware limited liability company (“Parent”); GS MONARCH ACQUISITION, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub”); and MONOGRAM RESIDENTIAL TRUST, INC., a Maryland corporation (the “Company”).

RECITALS

A.            The Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Common Stock”).

B.            On the terms and subject to the conditions set forth herein and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company will be merged with and into the Acquisition Sub (the “Merger”) with the Acquisition Sub surviving the Merger as a wholly owned Subsidiary of Parent (such Subsidiary, the “Surviving Entity”), whereby each share of Company Common Stock (other than (i) shares of Company Common Stock held by Parent or any direct or indirect wholly owned Subsidiaries of Parent, or (ii) as otherwise provided herein) will be converted into the right to receive the Merger Consideration.

C.            The Board of Directors of the Company (the “Company Board”) (acting upon the recommendation of the Evaluation Committee (as defined below)), has unanimously declared that the Merger and the other transactions contemplated herein are advisable in accordance with the MGCL, and has unanimously resolved to direct that the Merger and the other transactions contemplated herein be submitted for consideration by the stockholders of the Company and to recommend that the stockholders of the Company approve the Merger and the other transactions contemplated herein, in each case, in accordance with the terms of this Agreement.

D.            All of the members of Parent have, on the terms and subject to the conditions set forth herein, approved this Agreement, the Merger and the other transactions contemplated herein.

E.            The sole member of Acquisition Sub has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Merger and the other transactions contemplated herein.

F.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsors (as defined below) are severally entering into a limited guarantee in favor of the Company (the “Guarantee”) with respect to certain obligations of Parent and Acquisition Sub under this Agreement.

G.            Concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, the Sponsors are entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Sponsors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein.

H.            In order to facilitate the consummation of the Merger, the Joint Venture Partners (as defined below) are executing certain purchase and sale agreements or joint venture restructuring agreements with Parent or an Affiliate of Parent concurrently with the execution and delivery of this Agreement (the “Joint Venture Restructuring Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions.

(a)           As used herein, the following terms have the following meanings:

“1964 Civil Rights Acts” means the Civil Rights Act of 1964.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement shall contain provisions that permit the Company to comply with the provisions of Article 5.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty (20%) or more of the outstanding shares of Company Common Stock and any other voting securities of the Company (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares or securities), or (v) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, “Affiliate” of Parent or Merger Sub does not include any of IC USA LP, APG Strategic Real Estate Pool LPP U.S. LLC, or Grey Multifamily LLC.

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Acquisition Sub Certificate of Formation” means the Acquisition Sub’s Certificate of Formation, as amended, as in effect as of the date hereof.

“Acquisition Sub LLC Agreement” means the Acquisition Sub’s Limited Liability Company Agreement, as amended, as in effect as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law to be closed.

“Change in Circumstances” means any material fact, event, change, development or circumstances not known or reasonably foreseeable by the Company Board as of the date hereof, which fact, event, change, development or circumstances becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, constitute a Change in Circumstances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Acquired Companies or any member of the

Controlled Group or with respect to which the any Acquired Company or any member of the Controlled Group has any Liability.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended, as in effect as of the date hereof.

“Company Articles of Amendment and Restatement” means the Company’s Articles of Amendment and Restatement, as amended, as in effect as of the date hereof.

“Company Compensatory Award” means each Company Restricted Stock Award, Company RSU Award and Company Performance RSU Award.

“Company Equity Incentive Plan” means the Company’s Second Amended and Restated Incentive Award Plan.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Acquired Companies.

“Company Material Adverse Effect” means, with respect to the Company, (a) any Effect that, individually or taken together with all other Effects, is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided that in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) changes in the Company’s stock price or trading volume, (ii) any failure by the Company to meet published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect), (iii) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, (iv) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) changes in conditions in the multifamily residential real estate industry generally, (vi) changes in political conditions in the United States or any other country or region in the world (including the decision by the United Kingdom to leave the European Union), (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world, (ix) the execution or announcement of this Agreement or the pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, residents, vendors or partners, or the Joint Venture Partners or the identity of Parent or any of its Affiliates as the acquirer of the Company, (x) any action taken, or failure to take action, in each case which Parent has in writing expressly requested or consented to, (xi) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof), (xii) changes in GAAP or other accounting standards (or the interpretation thereof), (xiii) the availability or cost of equity, debt or other financing to Parent or Acquisition Sub, or (xiv) any Transaction Litigation; provided, further, that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii), (xi) and (xii), such effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other similarly situated companies in the multifamily residential real estate industry, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect, or (b) any Effect that would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

“Company Performance RSU Award” means each award of restricted stock units outstanding under the Company Equity Incentive Plan that is subject to performance-based vesting.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under the Company Equity Incentive Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company RSU Award” means each award of restricted stock units outstanding under the Company Equity Incentive Plan that is subject to time-based vesting.

“Company Termination Fee” means an amount equal to $65,679,359, except in the event the Company Termination Fee becomes payable as the result of the termination of this Agreement (1) by the Company pursuant to Section 7.1(h) on or prior to the end of the Initial Period or (2) by Parent pursuant to Section 7.1(g) on or prior to the end of the Initial Period, then in either case “Company Termination Fee” shall mean $25,261,292.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Greystar Real Estate Partners, LLC, dated as of April 20, 2017.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Davis Bacon Act” means the Davis-Bacon Act of 1931.

“Debt Financing Sources” means the financial institutions, banks, funds, investors or other entities providing all or any portion of the Debt Financing, including all Affiliates of the foregoing and any provider of alternate or replacement Debt Financing permitted pursuant to Section 5.12.

“Effect” means any effect, change, fact, event, occurrence, circumstance, condition or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, claims against title, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” means any Legal Proceedings or Orders alleging potential responsibility or Liability arising out of (i) the release or threatened release of any Hazardous Materials at any location or (ii) any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law concerning pollution or protection of the environment, including any Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all authorizations, approvals, consents, licenses, permits, certifications, exemptions or registrations required to be obtained by each Acquired Company under applicable Environmental Law.

“Equal Pay Act” means the Equal Pay Act of 1963.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Evaluation Committee” means the Evaluation Committee of the Company Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, domestic, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Greystar” means Greystar Real Estate Partners, LLC.

“Hazardous Materials” means all substances, materials or wastes that are listed, defined, designated, classified or regulated as hazardous, toxic, explosive or radioactive, or as a pollutant or contaminant, under Environmental Law, including petroleum or petroleum distillates, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (i) patents and patent applications of any kind (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, logos and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, and all copyright registrations and applications (collectively, “Copyrights”); (iv) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), compilations, programs, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use; and (v) any and all other intellectual property rights under applicable Law.

“Initial Period” means the later of (a) 11:59 p.m. (New York time) on the 30th day after the date of this Agreement, and (b) 11:59 p.m. (New York time) on the first day after the end of all Superior Proposal Notice periods specified in Section 5.2(d)(i) (including any subsequent notice periods thereunder) applicable to a Superior Proposal from a particular Person (including as revised or modified); provided, however, that in the case of clause (b), an initial Superior Proposal Notice with respect to such Superior Proposal shall have been provided on or prior to the 30th day after the date of this Agreement.

“IRS” means the Internal Revenue Service.

“Joint Venture Partners” means PGGM and NPS, which parties have entered into the agreements with the Company set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Joint Ventures” means the ventures between Subsidiaries of the Company, on the one hand, and Stichting Depositary PGGM Private Real Estate Fund (“PGGM”), Milky Way Partners, L.P. (“NPS”), any subsidiary or affiliate of PGGM or NPS, or certain other co-investment venture partners related thereto, including national or regional real estate developers/owners, on the other hand.

“Knowledge” or any similar expression used with respect to the Company, means the actual knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any claim, legal action, suit, arbitration or similar proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the date of this Agreement; or (b) made available for review by Parent or Parent’s representatives in the virtual data room maintained by the Company in connection with the Merger as of the day prior to the date of this Agreement.

“Most Recent Balance Sheet” means the balance sheet of the Company as of December 31, 2016, which is included in the Company 10-K.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means certificate or articles of incorporation, certificates or articles of formation, by-laws, limited liability company agreements, limited partnership agreements and similar organizational documents, as amended and in effect on the date hereof.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” means an amount equal to $202,090,337.

“Permitted Encumbrances” means (i) real estate taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) inchoate mechanic’s and materialmen’s liens for construction in progress, (iii) inchoate mechanics’, materialmen’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use of real property or the operation of the business thereon, (v) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company (a) which are disclosed on existing title reports listed on Section 1.1(c)(i) of the Company Disclosure Schedules or existing surveys listed on Section 1.1(c)(ii) of the Company Disclosure Schedules or (b) which would be shown on the current title reports and current surveys performed by Parent as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (vi) liens imposed by Law (excluding those described in clause (i)), (vii) other obligations of a like nature to the obligations described in foregoing clauses (i)-(vi) in each case in the ordinary course of business that do not materially interfere with the present use of any property, are not yet due and payable or are being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (viii) liens in connection with the Existing Loan Documents, (ix) Liens created by or on behalf of Parent or its successors and assigns, and (x) the Leases and all matters caused or arising by, through or under a landlord under the Leases.

“Person” means any individual, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, estate, trust, firm, syndicate, association, unincorporated organization, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Pre-Closing Acquisitions Payment” means the aggregate amount paid by Parent or its Affiliates to the Company or its Subsidiaries, to the extent such amounts paid to such Subsidiaries are deposited with the Paying Agent, in connection with the Additional Transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Contract Act” means the McNamara — O’Hara Service Contract Act of 1965.

“Sponsors” means IC USA LP, APG Strategic Real Estate Pool LPP U.S. LLC, Grey Multifamily LLC, an affiliate of GIC Real Estate, Inc., Greystar Growth and Income GP, LLC and Greystar Real Estate Partners, LLC.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (i) of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, voting rights or value of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For the avoidance of doubt, Monogram Residential Master Partnership I LP shall be deemed a “Subsidiary” of the Company.

“Subsidiary REIT” means any direct or indirect subsidiary that has  an election in effect under Section 856(c) of the Code to be taxed as a REIT or otherwise intends to be taxable as a REIT as of the date hereof, all of which are listed on Section 1.1(d) of the Company Disclosure Schedule.

“Superior Proposal” means a written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 80%) that the Company Board (or any committee thereof that has been duly appointed for the purpose of evaluating (i) the transactions contemplated hereunder and (ii) any Acquisition Proposals) determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 5.2(d)), including all legal, financial (including breakup fee provisions) and regulatory aspects of the Acquisition Proposal and the Person making the proposal, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the transactions provided for in this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any (i) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, ad valorem, or any estimated, payment in lieu of or other tax of any kind whatsoever (including any fee or penalty for the failure to file or timely file any Tax Return), and including any interest, penalty, or addition thereto, whether disputed or not (ii) liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (iii) liability under any state abandonment or unclaimed property, escheat or similar Law, and (iv) liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify or pay any other Person.

“Tax Protection Agreements” means any agreement to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for the purpose of preserving Tax deferral with respect to appreciated property contributed to a Subsidiary treated as a partnership for U.S. federal income tax purposes provided, however, that in no event shall any of the operating or partnership agreements with respect to any of the Joint Ventures be deemed a Tax Protection Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, reports, schedules, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Acquisition Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed and delivered by Parent, Acquisition Sub and the Company pursuant to this Agreement.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state Law requiring advance notice of termination to employees.

“Walsh Healey Act” means the Walsh — Healey Act of 1936.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is, or would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Sub	Preamble
Additional Transactions	Section 5.18(b)
Agreement	Preamble
Alternate Financing	Section 5.12(b)
Alternative Acquisition Agreement	Section 5.2(c)
Articles of Merger	Section 2.3
Assumption Documents	Section 5.21
Assumption Expenses	Section 5.21
Board Recommendation	Section 3.15
Book Entry Share	Section 2.5(a)(i)
Capital Budgets	Section 5.1(g)
Capitalization Date	Section 3.3(a)
Change in Recommendation	Section 5.2(c)
Certificate of Merger	Section 2.3
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble

Term	Section
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Expenses	Section 7.3(b)
Company Properties	Section 3.6(a)
Company Recovery Costs	Section 7.3(b)
Company SEC Documents	Section 3.4(a)
Company Stock Certificate	Section 2.5(a)(i)
Company Stockholder Approval	Section 3.15
Construction Project	Section 3.6(h)
Continuing Employee	Section 5.7(a)
Debt Commitment Letter	Section 4.6
Debt Financing	Section 4.6
DLLCA	Recitals
Effective Time	Section 2.3
End Date	Section 7.1(b)
Equity Commitment Letter	Recitals
Equity Financing	Section 4.6
Evaluation Material	Section 5.4
Existing Lenders	Section 5.21
Existing Loan Documents	Section 3.7(a)(iii)
Financing	Section 4.6
Financing Commitment Letters	Section 4.6
Financing Indemnitees	Section 5.12(e)
Guarantee	Recitals
Indemnified Party	Section 5.8(f)
Joint Venture Restructuring Agreements	Recitals
Lease Documents	Section 3.6(b)
Leases	Section 3.6(j)
Management Agreement Documents	Section 3.6(i)
Maryland Courts	Section 8.6
Material Contract	Section 3.7(b)
Material Lease	Section 5.1(k)
Merger	Recitals
Merger Certificates	Section 2.3
Merger Consideration	Section 2.5(a)(i)
Mezzanine Loans	Section 3.6(d)
Mezzanine Loan Documents	Section 3.6(d)
MGCL	Recitals
Non-Continuing Employee	Section 5.7(a)
Offering Documents	Section 5.12(c)
Parent	Preamble
Parent Expenses	Section 7.3(c)
Parent Liability Cap	Section 8.12(d)

Term	Section
Parent Recovery Costs	Section 7.3(c)
Parent Related Party	Section 8.12(d)
Paying Agent	Section 2.6(a)
Permits	Section 3.6(f)
Proxy Statement	Section 5.11
Qualified REIT Subsidiary	Section 3.10(d)
Qualifying Income	Section 7.4(a)
Registered Company Intellectual Property Assets	Section 3.20(a)
REIT	Section 3.10(b)
Rent Roll	Section 3.6(j)
Representatives	Section 5.2(a)
Required Financial Information	Section 5.12(c)
Rights	Section 3.3(b)
SDAT	Section 2.3
Severance Pay	Section 5.7(a)
Shares	Section 2.5(a)(i)
Solvent	Section 4.7
Stockholder Meeting	Section 5.11(b)
Superior Proposal Notice	Section 5.2(d)(i)
Surviving Entity	Recitals
Tail Policy	Section 5.8(c)
Takeover Statutes	Section 5.20
Tax Opinion	Section 6.2(e)
Taxable REIT Subsidiary	Section 3.10(d)
Third Party IP Rights	Section 3.20(b)(iv)
Transfer Taxes	Section 5.17(e)

ARTICLE 2
THE MERGER; EFFECTIVE TIME

Section 2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into the Acquisition Sub, and the separate existence of the Company shall cease. The Acquisition Sub will continue as the Surviving Entity.

Section 2.2            Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MGCL and the DLLCA.

Section 2.3            Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing

Date”. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Acquisition Sub and the Company shall (i) duly execute and file (A) articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the Laws of the State of Maryland and (B) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Laws of the State of Delaware (the “Certificate of Merger,” and together with the Articles of Merger, the “Merger Certificates”) and (ii) make any other filings, recordings or publications required to be made by the Company or Acquisition Sub under the MGCL and the DLLCA. The Merger shall become effective on the date and time at which the Merger Certificates have been filed with, and accepted for record by, the SDAT and the Secretary of State of the State of Delaware or at such other date and time as is agreed between the Parties and specified in the Merger Certificates, which shall not be more than five Business Days after the date of filing (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4            Articles of Organization and LLC Agreement; Managers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)           the Acquisition Sub Certificate of Formation, as set forth in Exhibit A shall be the certificate of formation of the Surviving Entity until, subject to Section 5.8, amended in accordance with applicable Law;

(b)           the Acquisition Sub LLC Agreement, as set forth in Exhibit B, shall be the limited liability company agreement of the Surviving Entity until, subject to Section 5.8, amended in accordance with applicable Law; and

(c)           from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the managers of Acquisition Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity.

Section 2.5            Conversion of Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Common Stock:

(i)            Each share of Company Common Stock (such shares of Company Common Stock, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, shall be automatically canceled and converted into the right to receive an amount in cash equal to $12.00 per share of Company Common Stock (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares and each non-certificated share represented by book entry (a “Book Entry Share”) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each Company Stock

Certificate formerly representing shares of Company Common Stock, shall thereafter only represent the right to receive the payment to which reference is made in Section 2.6.

(ii)           At the Effective Time, each limited liability company interest of Acquisition Sub existing immediately prior to the Effective Time shall automatically be converted into one limited liability company interest of the Surviving Entity.

(iii)          At the Effective Time, each share of Company Common Stock held by Parent or any direct or indirect wholly owned Subsidiaries of Parent issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Without duplication of the effects of Section 2.5(a), if, between the date hereof and the Effective Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate; provided that nothing in this Section 2.5(b) will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6            Payment for Company Common Stock.

(a)           Prior to the Effective Time, Parent shall select a reputable bank or trust company (that is reasonably satisfactory to the Company) to act as paying agent with respect to the Merger (the “Paying Agent”). At or immediately prior to the Effective Time, and except with respect to Merger Consideration payable pursuant to Company Compensatory Awards (which are governed by Section 2.7(e)) (i) Parent shall deposit, or shall cause to be deposited, with the Paying Agent (A) cash amounts sufficient to enable the Paying Agent to make payments to which holders of Shares are entitled at the Effective Time pursuant to Section 2.5 less (B) the Pre-Closing Acquisitions Payment, and (ii) each of the Subsidiaries of the Company that received any portion of the Pre-Closing Acquisitions Payment shall pay in cash such portion of the Pre-Closing Acquisitions Payment to the Company, and the Company shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount equal to the Pre-Closing Acquisitions Payment.

(b)           Within two Business Days after the Effective Time, Parent and the Surviving Entity shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 2.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 2.11), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 2.6(e), the transferee of the Company Common Stock previously represented by such

Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c)           On or after the first anniversary of the Effective Time, the Surviving Entity shall be entitled to cause the Paying Agent to deliver to the Surviving Entity any funds made available by Parent or the Company (pursuant to Section 2.6(a)) to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Entity with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Entity shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d)           If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e)           In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)            The Surviving Entity shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

Section 2.7            Company Compensatory Awards.

(a)           Termination of Company Equity Incentive Plans. Except as otherwise agreed to by the parties hereto in writing, (i) the Company Equity Incentive Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of any Acquired Company thereof shall be cancelled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity or any Subsidiary thereof.

(b)           Company Restricted Stock Awards. At the Effective Time, pursuant to compensation committee action as authorized under the Company Equity Incentive Plan, each Company Restricted Stock Award that is outstanding immediately prior thereto shall become fully vested and all restrictions and repurchase rights thereon shall lapse and all such Company Restricted Stock Awards shall be converted automatically into the right to receive at the Effective Time an amount in cash (without interest thereon) in dollars equal to the product of (i) the total number of such shares subject to Company Restricted Stock Awards without regard to vesting, excluding for this purpose any shares receiving payment pursuant to Section 2.5, and (ii) the Merger Consideration.

(c)           Company RSU Awards. At the Effective Time, each Company RSU Award that is unvested and outstanding immediately prior thereto shall become fully vested in accordance with the applicable award agreement and all such Company RSU Awards and related agreements shall be canceled and such awards converted automatically into the right to receive at the Effective Time an amount in cash (without interest thereon) in dollars equal to the product of (i) the total number of such shares subject to Company RSU Awards without regard to vesting, excluding for this purpose any shares receiving payment pursuant to Section 2.5, and (ii) the Merger Consideration. The cancellation of a Company RSU Award as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had to receive shares of Company Common Stock in respect of such Company RSU Award.

(d)           Company Performance RSU Awards. At the Effective Time, each Company Performance RSU Award that is outstanding immediately prior thereto shall become vested based on actual performance achieved by the Company from the commencement of the applicable performance period through the date that is thirty (30) days immediately preceding the Closing in accordance with the terms of the applicable award agreement, and each such Company Performance RSU Award and related agreement shall be cancelled and such award converted automatically into the right to receive at the Effective Time an amount in cash (without interest thereon) in dollars equal to the product of (i) the total number of shares subject to such Company Performance RSU Awards deemed earned based on such actual performance and (ii) the Merger Consideration. The cancellation of a Company Performance RSU Award as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had to receive shares of Company Common Stock in respect of such Company Performance RSU Award.

(e)           Payment Procedures. Before the Effective Time, the Company shall take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), to provide for and give effect to the transactions contemplated by this Section 2.7, subject in all cases to the requirements of applicable Law, including Section 409A of the Code, and notwithstanding anything to the contrary in this Section 2.7, the Company shall in no event take any action that could reasonably be expected to result in a violation of or a penalty under the requirements of Section 409A of the Code. As promptly as practicable after the Effective Time, the applicable holders of Company Compensatory Awards will receive a payment from the Company or the Surviving Entity, through its payroll system, payroll provider and/or equity award maintenance systems, of all amounts required to be paid to such holders in respect of such Company Compensatory Awards that are cancelled and converted pursuant to Section 2.7(b), Section 2.7(c) or Section 2.7(d) as applicable; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award or Company Performance RSU Award, as

applicable, to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Company Compensatory Awards pursuant to Section 2.7(b), Section 2.7(c) or Section 2.7(d) as applicable, cannot be made through the Company’s or the Surviving Entity’s payroll system, payroll provider and/or equity award maintenance systems, then the Surviving Entity will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than two Business Days thereafter).

Section 2.8            Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or other transactions contemplated hereby.

Section 2.9            Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Entity and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

Section 2.10          Withholding of Tax. Notwithstanding any provision in this Agreement to the contrary, each of Parent, the Surviving Entity, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, and from amounts otherwise payable pursuant to Section 2.7, such amount as Parent, the Surviving Entity, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, then for all purposes of this Agreement such amounts shall be treated as having been paid to the holder of shares of Company Common Stock or other Person in respect of which such deduction and withholding was made.

Section 2.11          Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration, without any interest thereon.

Section 2.12          Tax Treatment. The parties intend that, for U.S. federal, and applicable state, income tax purposes, the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Acquisition Sub in exchange for the Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes.  The parties further intend that, for U.S. federal, and applicable state, income tax purposes, the Additional Transactions shall be treated as described in Schedule

C (to the extent described). The parties hereto agree not to take any position (or permit their Affiliates to take any position) on any tax return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement to the extent it is reasonably apparent that any such disclosure set forth in such Company SEC Documents would qualify the representations and warranties contained herein, but excluding from such Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company represents and warrants to each of Parent and Acquisition Sub as follows:

Section 3.1            Due Organization and Good Standing; Subsidiaries. Each of the Acquired Companies (a) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (b) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (c), where the failure to be so qualified or licensed has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2            Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the articles of amendment and restatement and by-laws (or similar organizational documents) of the Company and each material Subsidiary of the Company, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Amendment and Restatement or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Amendment and Restatement or Company Bylaws, as the Company Articles of Amendment and Restatement and the Company Bylaws may be amended (subject to Section 5.1(a)) between the date hereof and the Closing Date. None of the material Subsidiaries of the Company is in violation of any of the provisions of its respective Organizational Documents and will not be in violation of any of the provisions of its respective Organizational Documents as may be amended (subject to Section 5.1(a)) between the date hereof and the Closing Date. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.3            Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 875,000,000 shares of Company Common Stock, of which 167,031,843 were issued and outstanding (which includes 154,712 unvested Company Restricted Stock Awards) as of June 30, 2017 (the “Capitalization Date”); and (ii) 125,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares were issued and outstanding as of the Capitalization Date. As of the Capitalization Date, 1,376,771 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSU Awards and Company Performance RSU Awards, collectively. From the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any Shares or Rights, other than upon exercise, vesting or settlement of the Incentive Awards outstanding under the Company Stock Plans in accordance with the their terms as of the date hereof.  All shares of capital stock of the Company that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (A) are, or upon issuance will be, duly authorized and validly issued and fully paid, nonassessable and free of any preemptive or similar right, purchase option, call or right of first refusal or similar right, and (B) are, to the extent owned directly or indirectly by the Company, owned free and clear of any Encumbrances and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws.  There are no bonds, debentures, notes or other indebtedness of the Acquired Companies, issued and outstanding, having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a true and complete list of all holders of Company Compensatory Awards, and, with respect to each, the type of award held, the number of shares of Company Common Stock subject to the Company Compensatory Awards that have already vested prior to the Effective Time and the number of shares of Company Common Stock subject to the Company Compensatory Awards that are expected to become vested in accordance with Section 2.7. At the close of business on the Capitalization Date, there were no other shares of the Company’s stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. Except as set forth in this Section 3.3(b) and Section 3.3(b) of the Company Disclosure Schedule, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or (iv) issued or outstanding phantom equity, profit participation rights, performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive shares of Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any shares of Company Common Stock.

(c)           The Company has made available to Parent correct and complete copies of all material powers of attorney, custodial agreements or other commitments or agreements (i) that grant the Company a voting proxy with respect to its non-wholly owned Subsidiaries or (ii) grant a third party discretionary authority with respect to Taxes of the Company or any of its Subsidiaries other than with respect to statutory financial and Tax filings made in the ordinary course of business. There are no voting trusts, “poison pills” or other similar “stockholder rights plans,” proxies or similar Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

(d)           Section 3.3(d) of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) a correct and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation, and (ii) a correct and complete list of each other corporation, partnership, limited liability company or other Person that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are owned, directly or indirectly, by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any character calling for the purchase or issuance of shares of capital stock or other equity interests of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, nor is the Company or any Subsidiary of the Company under any current obligation to provide funds, make any loan or capital contribution, or provide any guarantee or credit enhancement or other investment in, or assume any liability or obligation of, any non-wholly owned Subsidiary of the Company (other than routine intercompany cash management practices among Subsidiaries of the Company).

(e)           Except as set forth on Section 3.3(e) of the Company Disclosure Schedule, all dividends and distributions (including dividend equivalents) on the shares of capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between the Company and its Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full.

Section 3.4            SEC Filings; Financial Statements.

(a)           All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2015 under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of its respective date (or, if amended or superseded by a subsequent filing prior to the date hereof, then on the date of such amendment or superseding filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. Since January 1, 2015, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)           The Company maintains effective disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). The Company is in compliance in all material respects with all current listing requirements of the NYSE.

(d)                                 None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e)                                  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. There has been no material correspondence between the SEC and the Company since January 1, 2015 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(f)                                   Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)                                  None of the Acquired Companies has liabilities of the type required to be disclosed on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents filed and publicly available before the date of this Agreement; (ii) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2015; (iii) liabilities to perform under contracts entered into by the Acquired Companies; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 3.5                                    Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, except as disclosed in the Company 10-K or in Company SEC Documents since the date of the Most Recent Balance Sheet through the date hereof, and, except as specifically contemplated by, or as disclosed in, this Agreement, the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Company Material Adverse Effect.

Section 3.6                                    Properties.

(a)                                 The Company or one of its Subsidiaries is the sole record owner of and owns fee simple title to each of the real properties as identified in Section 3.6(a) of the Company Disclosure Schedule, including all buildings, structures and other improvements and fixtures located on or under such real property (the “Company Properties”), which are all of the real estate properties owned by them, in each case, except as provided below, free and clear of Encumbrances, except for Permitted Encumbrances. Except for the Company Properties and the Mezzanine Loans, neither the Company nor any of its Subsidiaries has any interest, direct or indirect, in any other real property.

(b)                                 Section 3.6(b) of the Company Disclosure Schedule, sets forth a correct and complete list of all real property that is leased either by the Company or one of its Subsidiaries and sets forth the leases, material amendments, guaranties or other agreements relating thereto (the “Lease Documents”). To the Company’s Knowledge, correct and complete copies of the Lease Documents have been provided to Parent, and each Lease Document is valid and binding on the Company or one of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and in full force and effect except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by principles of equity. As of the date hereof, neither the Company nor any of its Subsidiaries, is in breach or violation of, or in default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents, and neither the Company nor any Subsidiary of the Company has received or given notice of default under any such agreement which remains uncured, except to the extent such breach, violation or notice has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company has made available to Parent the most current policies of title insurance or valid marked-up title commitments whereby the title company has committed to issue a title policy in the form marked and all conditions have been marked, to the Company’s Knowledge, satisfied evidencing title with respect to each of the Company Properties, a complete list of which policies or valid marked-up title commitments is set forth in Section 3.6(c) of the Company Disclosure Schedule, and no material claim has been made against any such policy which remains pending and which, individually or in the aggregate, would be material to any of the Company Properties. The Company has provided to Parent the most recent survey of each of the Company Properties in its possession, a complete list of which is attached to Section 3.6(c) of the Company Disclosure Schedule.

(d)                                 Section 3.6(d) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of all loans held by the Company and any Subsidiary of the Company where such person is a lender or participant in any loan to a third party (the “Mezzanine Loans”), and correct and complete copies of all promissory notes, loan agreements, mortgaged, deeds of trust, security agreements and other material loan documents (including any amendments, modifications, supplements, assignments or other similar documents)  evidencing and securing such Mezzanine Loans have been provided to Parent (collectively, the “Mezzanine Loan Documents”). As of the date hereof, neither the Company nor any Company Subsidiary or any other party to any Mezzanine Loan Documents is in breach or violation of, or in default (in each case, with or without notice or the lapse of time, or both) under, any of the Mezzanine Loan Documents and neither the Company nor any Subsidiary of the Company has given any notice of default under any such agreement that remains uncured, except to the extent such breach, violation or notice has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Neither the Company nor any Subsidiary of the Company has received any written notice of any violation of any Law or requirement affecting any of the Company Properties issued by any Governmental Authority that have not been cured and which have had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)                                   Each of the Company and the Company Subsidiaries has in effect all material federal, state, local and provincial governmental licenses, authorizations, consents, permits and approvals (“Permits”) necessary for it to lawfully own, lease or operate its properties and assets, including all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from the Company Properties, and to carry on its business as now conducted, and neither the Company nor the Company Subsidiaries have received any written notice that a violation or default has occurred under any such Permit which remains uncured, except for the absence of Permits and for violations or defaults under Permits that have not had and would not reasonably be expected to have a Company Material Adverse Effect.  No suspension or cancellation of any Permits is, to Company’s Knowledge, pending or threatened, except for any such suspension or cancellation which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2015, has been in compliance with the terms of such Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)                                  Neither the Company nor any Subsidiary of the Company has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation, has been violated for any Company Property, which, in the case of clauses (i) and (ii) above, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)                                 There is no material renovation or construction project currently being performed at any Company Property for which remaining payments to be made in connection therewith exceed $1,000,000 except as disclosed in Section 3.6(h) of the Company Disclosure Schedule (each a “Construction Project”). Section 3.6(h) of the Company Disclosure Schedule sets forth the budgeted costs, the cost to complete and each Material Contract for each Construction Project disclosed thereon. Neither the Company nor any Subsidiary of the Company is in default of any material obligations under any Material Contracts entered into with respect to any Construction Project, and, to the Knowledge of the Company, the general contractors (as applicable) for such Construction Project are not in material default with respect to obligations under any Material Contracts as of the date of this Agreement.

(i)                                     Section 3.6(i) of the Company Disclosure Schedule sets forth a correct and complete list of each management agreement pursuant to which any third party manages or operates any Company Property or any material portion thereof on behalf of the Company or any Subsidiary of the Company and identifies the Company Property that is subject to such management agreement, the Company or Subsidiary of the Company that is a party to that management agreement, the date of such management agreement and each material amendment or guaranty binding on the Company or any Company Subsidiary (the “Management Agreement Documents”). Correct and complete copies of all of the Management Agreement Documents have been made available to the Parent. Each of the Management Agreement Documents is valid and binding on the Company or one of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by principles of equity.

(j)                                    Section 3.6(j) of the Company Disclosure Schedule lists each lease, sublease or other right of occupancy to which the Company or any Subsidiary of the Company is a party as landlord with respect to each of the applicable Company Properties (the “Leases”) and the name of the tenant, unit number, size of unit (or unit type), rent, security and other deposits, lease move in date and lease expiration date, outstanding concessions, and delinquencies/outstanding rent (thereon or on an attached delinquency report) (such information in Section 3.6(j) of the Company Disclosure Schedule, the “Rent Roll”), which Rent Roll is accurate except such discrepancies as would not reasonably be expected to have a Company Material Adverse Effect, and such Rent Roll is the rent roll used by the Company and the Company Subsidiaries in the ordinary course of its business.

(k)                                 Except as set forth in Section 3.6(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has granted any option agreements that have not expired, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof or entered into any contract or letter of intent to acquire any real property.

(l)                                     Except as set forth in Section 3.6(l) of the Company Disclosure Schedule,  neither the Company nor any Company Subsidiary has commenced, nor are there any pending proceedings (administrative or judicial), including by appeal or certiorari proceeding, with respect to the valuation of any of the Company Properties, the tax rate applicable to any Property or any other increase or decrease in respect of any real property tax; and neither the Company nor any Company Subsidiary has received written or other formal notice of any such proceeding commenced by any applicable taxing authority.

(m)                             To the Company’s Knowledge, there (i) are no material structural defects (whether latent or patent) relating to any of the Company Property, (ii) is no Company Property whose building systems are not in working order in any material respect, and (iii) is no physical material damage to any Company Property for which there is no insurance in effect, which, in the case of any of clauses (i), (ii) or (iii), has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n)                                 To the Company’s Knowledge, neither the Company nor any Subsidiary of the Company has received written notice that they are in violation of or in default under  any reciprocal easement agreements or easement agreements relating to the Company Properties or any home owner’s association that remains uncured, and that would have, individually or in the aggregate, a Company Material Adverse Effect.

(o)                                 Except as set forth in Section 3.6(o) of the Company Disclosure Schedule, there are no Contracts providing any third party with a right to participate in the profits, equity or other interests in any Company Property except for Contracts with the Joint Venture Partners that are set forth on Section 3.6(o) of the Company Disclosure Schedule.

Section 3.7                                    Contracts.

(a)                                 Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, and except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any:

(i)                                     Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act) but that is not so filed;

(ii)                                  Contract evidencing a capital expenditure in excess of $1,000,000, excluding any payment obligation budgeted for in the Company’s 2017 budget or in the budgets of the Joint Ventures; and

(iii)                               indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $5,000,000 (the “Existing Loan Documents”);

(iv)                              Contract providing for any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other similar transaction to which the Company or any Subsidiary of the Company is a party or obligor;

(v)                                 Contract (other than this Agreement), option, right of first offer, right of first refusal or other right for the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person, to dispose of or acquire assets or properties after the date hereof (other than sales or acquisitions of personal property and equipment in the ordinary course of business consistent with past practice since January 1, 2015) with a fair market value or purchase price in excess of $1,000,000;

(vi)                              settlement agreement or similar agreement with a Governmental Entity involving future performance by the Company or any of its Subsidiaries in any such case, that is material to the Company and its Subsidiaries, taken as a whole;

(vii)                           Contract requiring payment of commissions (other than apartment leasing commissions or apartment brokerage fees, in each case, incurred in the ordinary course of business consistent with past practice since January 1, 2015) or material tenant improvement costs, allowances or other concessions;

(viii)                        Contract with respect to a partnership, joint venture or other similar Contract or other arrangements related thereto;

(ix)                              Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or, upon consummation of the Merger, will obligate Parent, the Surviving Entity or any of their respective Affiliates to conduct business on an exclusive or preferential basis with any third party and is not terminable within 90 days without a termination fee or penalty;

(x)                                 Contract (including brokerage agreements) that, by its terms, is not terminable within 90 days (without termination fee or penalty) and that may result in total payments by the Company or any Subsidiary of the Company in excess of $1,000,000; or

(xi)                              non-solicitation, non-competition or other similar agreements that contain covenants or restrictions that restrict the Company’s or any Subsidiary of the Company’s ability to compete in any line of business or with any Person in any geographical area.

(b)                                 Each Contract of the type described above in Section 3.7(a), whether or not set forth in Section 3.7(a) of the Company Disclosure Schedule is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

(c)                                  Section 3.7(a) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of all Material Contracts of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of all Material Contracts of the Company and its Subsidiaries, including any amendments thereto.

Section 3.8                                    Compliance. Each of the Acquired Companies is, and since January 1, 2015, has been in compliance with all applicable Laws, except where the failure to comply with such Laws has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies has, since January 1, 2015: (a) received any written notice from any Governmental Entity regarding any material violation by any of the Acquired Companies of any applicable Law; or (b) provided any written notice to any Governmental Entity regarding any material violation by the Acquired Companies of any applicable Law, which violation in either case remains outstanding or unresolved as of the date hereof, except for such violations that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.8 with respect to Tax matters, which shall be addressed exclusively by Section 3.10 (Tax Matters) and Section 3.11 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 3.13 (Environmental Matters).

Section 3.9                                    Legal Proceedings; Orders.

(a)                                 There is no pending (or, to the Knowledge of the Company, threatened), Legal Proceeding against or affecting the Company or any of the Company’s Subsidiaries, or any

of their respective properties at Law or in equity, (i) with a potential liability of more than $1,000,000, (ii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries or (iii) that is reasonably expected to result in criminal or civil sanctions against the Company or any of its Subsidiaries before any Governmental Entity.

(b)                                 Within the past three years of the date of this Agreement, there have been no material Orders or settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets or properties are bound.

(c)                                  There is no, and since January 1, 2015, there has not been, any material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries.

Section 3.10                             Tax Matters.

(a)                                 The Company and each Subsidiary (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension) and all such Tax Returns were and remain correct and complete in all material respects, (ii) has paid (or had paid on its behalf or made adequate provision for in the Most Recent Balance Sheet) all material Taxes that it was required to pay (whether or not shown to be due and owing on any Tax Return), and (iii) withheld and timely paid over to the appropriate Governmental Entity all material Taxes that each was required to withhold and pay over from amounts paid or owing to any employee, creditor, independent contractor, shareholder, equity holder, Affiliate, or other Person, and each has complied in all material respects with all material Tax reporting requirements related to such amounts paid or owing.

(b)                                 The Company (i) for each taxable year commencing with its taxable year ended December 31, 2007 through its taxable year ended December 31, 2016, was subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and satisfied all requirements to qualify as a REIT for such years, (ii) has operated since January 1, 2017 through the date hereof and will continue to operate until the Effective Time in a manner that will permit it to continue to qualify as a REIT for the taxable year that ends with the Effective Time, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its status as a REIT.

(c)                                  Each Subsidiary REIT, (i) for each taxable year commencing with its taxable year for which it first elected to be treated as a REIT through its taxable year ended December 31, 2016, was subject to taxation as a REIT and satisfied all requirements to qualify as a REIT for such taxable years, (ii) has operated since January 1, 2017 through the date hereof, and will to continue to operate until the Effective Time, in a manner that will permit it to continue to qualify as a REIT for the taxable year that includes the Effective Time (or, for any Subsidiary REIT whose taxable year ends as a result of an Additional Transaction prior to the Effective Time, for the taxable year so ending), and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its status as a REIT.

(d)                                 Neither the Company nor any Subsidiary REIT own or have owned, directly or indirectly (including through one or more partnerships, joint ventures or other pass-through entities), any stock or any other equity ownership interest in any corporation (including any entity classified as a corporation for federal income tax purposes) representing more than 10% (by vote or value) of the outstanding securities of such corporation within the meaning of Section 856(c)(4)(B)(iv), other than a corporation that, at all times during which the Company or a Subsidiary REIT has held, directly or indirectly, its stock or other equity ownership interest representing more than 10% (by vote or value) of the outstanding securities of such corporation within the meaning of Section 856(c)(4)(B)(iv), has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), or as a REIT.

(e)                                  Each Subsidiary that is not a Subsidiary REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary is treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(f)                                   Section 3.10(f) of the Company Disclosure Schedule sets forth the federal income tax classification of each Subsidiary of the Company, including for each Subsidiary that is a corporation or an association taxable as a corporation, whether such Subsidiary is a Taxable REIT Subsidiary or a Qualified REIT Subsidiary.

(g)                                  Correct and complete copies of all federal and state income Tax Returns as filed for the Company and each Subsidiary with respect to the taxable years commencing on or after January 1, 2013 have been made available to Parent.

(h)                                 No audit or other proceeding with respect to any income or other material Taxes due from the Company or any of its Subsidiaries, or any income Tax Return or other material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each material assessed deficiency resulting from any material audit or examination relating to Taxes by any Governmental Entity and which is not being contested in good faith has been timely paid and there is no material assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries (unless being contested in good faith).

(i)                                     Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any income Tax Return or other material Tax Return, or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(j)                                    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or Tax sharing agreement with any party other than the Company and any of its Subsidiaries, other than customary arrangements under commercial Contracts entered into in the ordinary course of business.

(k)                                 Neither the Company nor any of its Subsidiaries is subject to any Tax Protection Agreement.

(l)                                     None of the Company nor any of its Subsidiaries hold any asset the disposition of which would be subject to, or rules similar to, Section 1374 of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulation under Section 337(d) of the Code.

(m)                             Neither the Company nor any Subsidiary has incurred any liability for Taxes under Sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code, Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or any rules similar to Section 1374 of the Code, in each case that have not been paid.  Neither the Company nor any of its Subsidiaries have engaged in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries have engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” or “excess interest,” in each case as defined in Section 857(b)(7) of the Code.

(n)                                 There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable or that are being contested in good faith.

(o)                                 Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code (other than a group the common parent of which is the Company or a Taxable REIT Subsidiary) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, as a successor or by contract.

(p)                                 Neither the Company nor any Subsidiary REIT has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Effective Time or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q)                                 To the Company’s Knowledge, the Company is, and has been at all times since its formation, “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code, as then in effect.

(r)                                    Each Subsidiary REIT is, and has been at all times since its formation been, “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code, as then in effect.

Section 3.11                             Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan, other than any agreement,

understanding or arrangement under which a single individual who is not an officer or director of any of the Acquired Companies is eligible to receive compensation and/or benefits totaling less than $50,000 per year.

(b)                                 With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the IRS Forms 5500 (including schedules and attachments) and financial statements as filed for the past two years, and (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c)                                  None of the Acquired Companies nor any member of the Controlled Group maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to, and at no time in the past has had an obligation to contribute to, any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. None of the Acquired Companies has any Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(d)                                 Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a current favorable determination or opinion letter from the IRS as to its qualified status or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under an IRS pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)                                  The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, except where the failure to so maintain, fund and administer has not had or would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Company Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(f)                                   There are no pending or, to the Knowledge of the Company, threatened in writing any suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan, nor, to the Knowledge of the Company, is there any basis for one, that, in either case, would reasonably be expected to have a Company Material Adverse Effect.

(g)                                  Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, the transactions contemplated by this Agreement (either alone or in connection with any other event) will not cause the acceleration of, vesting in, increase of or payment of, any benefits or compensation under any Company Benefit Plan and will not otherwise accelerate or materially increase any Liability under any Company Benefit Plan (other than as required by Law under non-U.S. jurisdictions).

(h)                                 There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any Liability or excise tax under ERISA or the Code being imposed on the Acquired Companies that could reasonably be expected to have a Company Material Adverse Effect.

(i)                                     With respect to each group health plan benefiting any current or former employee of the Acquired Companies or any member of the Controlled Group that is subject to Section 4980B of the Code, the Acquired Companies and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(j)                                    The Acquired Companies have reserved all rights necessary to amend or terminate each of the Company Benefit Plans that is an “employee benefit plan” as defined in Section 3(3) of ERISA without the consent of any other person.

(k)                                 Excluding any Company Benefit Plans that by their terms permit directors and consultants as participants, no Company Benefit Plan provides benefits to any individual who is not a current or former employee of the Acquired Companies, or the dependents or other beneficiaries of any such current or former employee.

(l)                                     Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Acquired Companies or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code.

(m)                             All Company Benefit Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder, and, to the Knowledge of the Company, no amount that is payable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement will be includible in the gross income of any employee, officer or director of the Acquired Companies as a result of the operation of Section 409A of the Code and the rules and regulations thereunder.

(n)                                 No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.12                             Labor Matters.

(a)                                 As of the date of this Agreement, the Acquired Companies are, and for the last three years have been, in compliance with all applicable Law governing labor or employment, except where the failure to so comply has not and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The employees of the Acquired Companies currently are not, represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies. To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies is being threatened.

(c)                                  No Legal Proceeding by any Company employee for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of the Company, threatened under the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, or any other Law. No discrimination, harassment and/or retaliation Legal Proceeding by any Company employee, is pending or, to the Knowledge of the Company, threatened against the Acquired Companies or any employee, officer or director of the Company under the 1964 Civil Rights Act, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal labor or employment Law or comparable state fair employment practices act. To the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies under any applicable Law.

(d)                                 To the Knowledge of the Company, no employee of the Acquired Companies is in violation, in any material respect, of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee to be employed by the Acquired Companies because of the nature of the business conducted by the Acquired Companies or to the use of trade secrets or proprietary information of others.

(e)                                  Within the past two years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated the WARN Act.

Section 3.13                             Environmental Matters. Except for such matters as are set forth on Section 3.13 of the Company Disclosure Schedule: (a) each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws and possesses and is in compliance in all material respects with all required Environmental Permits, (b) there are no material Environmental Claims pending or threatened in writing against the Acquired Companies, (c) none of the Acquired Companies has received any written claim or written notice of violation from any Governmental Entity alleging that such Acquired Company is in material violation of, or has material liability under, any Environmental Law, the subject of which remains unresolved, and (d) except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no release of any Hazardous Materials at any Owned Real Property that requires investigation or remediation pursuant to Environmental Law and which remains unresolved, or that would reasonably be expected to result in an Environmental Claim against the Acquired Companies. All material environmental reports, assessments and audits in the possession of the Acquired Companies have been made available to Parent. This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, Environmental Laws or Hazardous Materials.

Section 3.14                             Insurance. From January 1, 2015 through the date hereof, none of the Acquired Companies has received any written communication notifying the Company of any (a) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies, or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 3.15                             Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of the Merger and the other transactions contemplated by this Agreement by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. At a meeting duly called and held, the Company Board (acting upon the recommendation of the Evaluation Committee) has unanimously adopted resolutions (a) approving and declaring advisable this Agreement and the Merger and the other transactions contemplated by this Agreement, (b) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, including the Merger, (c) directed that, subject to the terms and conditions of this Agreement, the Merger be submitted to the stockholders of the Company for their approval, and (d) resolved to, subject to the terms and conditions of this Agreement, recommend the approval of the Merger by the stockholders of the Company (the “Board Recommendation”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to consummation of the Merger, obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.16                             Vote Required. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.17                             Non-Contravention; Consents. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by any Acquired Company of any applicable Law; or (c) except as would not have a Company Material Adverse Effect, (i) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Contract, (ii) require a consent or result in the loss of a benefit under any Material Contract, (iii) give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries under any Material Contract. Except as may be required by the Exchange Act, the MGCL, the listing requirements of the NYSE, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18                             Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of the opinion, based upon and subject to the various matters, assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Section 3.19                             Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.20                             Intellectual Property.

(a)                                 Section 3.20(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Patents, registered Marks and registered Copyrights that are owned by the Company or a Company Subsidiary (“Registered Company Intellectual Property Assets”).

(b)                                 Except as set forth in Section 3.20(b) of the Company Disclosure Schedule and as would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     the Company or a Company Subsidiary exclusively owns the Company Intellectual Property Assets, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)                                  all Registered Company Intellectual Property Assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, except for issuances, registrations or applications that the Company or applicable Company Subsidiary has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(iii)                               (A) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, all Intellectual Property required to operate the Company’s and its Subsidiaries’ businesses as presently conducted and (B) all such licenses or other rights to use are free and clear of all Encumbrances, except Permitted Encumbrances;

(iv)                              there are no pending or, to the Knowledge of the Company, threatened claims against the Company or a Company Subsidiary alleging that the operation of the business of the Company or the applicable Company Subsidiary as currently conducted infringes the rights of any Person in or to any Intellectual Property Assets (“Third Party IP Rights”) or that any of the Company Intellectual Property Assets are invalid or unenforceable;

(v)                                 to the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe the rights of any Person in or to any Third Party IP Rights; and

(vi)                              to the Knowledge of the Company, there is no infringement by any Person of any of the Company Intellectual Property Assets.

Section 3.21                             Takeover Statutes. The Company Board and the Company have taken all necessary action to ensure that Takeover Statutes and any antitakeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries do not, and will not, apply to the Merger or the Additional Transactions, provided that such Additional Transactions are consummated in accordance with Schedule C hereto.

Section 3.22                             Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.23                             Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, as of the date hereof, no director, officer or, to the Knowledge of the Company, other Affiliate of the Company or any of its Subsidiaries is a party to any Contract or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries, in each case that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

Section 4.1                                    Corporate Organization and Good Standing. Parent is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the State of Delaware and Acquisition Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the State of Delaware, and each of Parent and Acquisition Sub has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect. Parent is not “closely held” within the meaning of Section 856(h) of the Code, and Parent’s ownership of any Subsidiary REIT will not result in any Subsidiary REIT becoming “closely held” within the meaning of Section 856(h) of the Code during the taxable year of such Subsidiary REIT that includes the Closing.

Section 4.2                                    Legal Proceedings; Orders.

(a)                                 As of the date hereof, there is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent or Acquisition Sub that would reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Neither Parent nor Acquisition Sub is a party or subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  As of the date hereof, to the knowledge of Parent, there is no pending or threatened investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other Affiliate of Parent that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3                                    Authority; Binding Nature of Agreement.

(a)                                 Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement. The sole member of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its member, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Acquisition Sub, and no other limited liability company proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and acceptance for record, of the Articles of Merger with the SDAT. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4                                    Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (ii) cause a violation by Parent or Acquisition Sub of any Law applicable to Parent or Acquisition Sub; or (iii) cause a default on the part of Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party. Except as may be required by the Exchange Act, the MGCL, the DLLCA, the HSR Act or other applicable Antitrust Laws, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

Section 4.5                                    Not an Interested Stockholder. None of Parent nor Parent’s Affiliates, within the past five years, has been, an “interested stockholder” or an affiliate of an “interested stockholder” of the Company (as such term is defined in the MGCL).

Section 4.6                                    Available Funds. Parent has received and accepted, and has delivered to the Company true, correct and complete fully executed copies of (i) the Equity Commitment Letter from the Sponsors to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) a commitment letter (together with all exhibits, schedules, and annexes thereto) from the Debt Financing Sources and any fee letters (subject to customary redactions of fee and other economic amounts) (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified and no terms thereunder have been waived. As of the date hereof, Parent or Acquisition Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitment Letters that are required to be paid as of the date hereof. The net proceeds contemplated by the Equity Commitment Letter and the Debt Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) will, in the aggregate be sufficient for Parent and Acquisition Sub and the Surviving Entity to pay all amounts required to be paid in connection with the Merger and the transactions contemplated in this Agreement and Financing Commitment Letters, including payment of the Merger Consideration, repayment or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and payment of any other fees and expenses and obligations required to be paid or satisfied by Parent or Acquisition Sub at the Closing in connection with the transactions contemplated by this Agreement and the Financing. The Financing Commitment Letters are, as to Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any of the Financing Commitment Letters. As of the date hereof, Parent does not have any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that any of the conditions to the funding of the full amount of the Financing at the Closing will not be satisfied on a timely basis at the Closing or that the full amount of the Financing will not be available to Parent or Acquisition Sub on the Closing Date. The Financing Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein. There are no side letters or other written agreements, arrangements or understandings to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Financing other than as expressly set forth in the Financing Commitment Letters. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. The obligations of Parent and Acquisition Sub to consummate the Merger at Closing upon satisfaction of the conditions precedent set forth in Section 6.1 and Section 6.2 are not contingent on Parent’s or Acquisition Sub’s ability to obtain the Financing.

Section 4.7                                    Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (e) payment of all related fees and expenses, each of Parent and the Surviving Entity will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8                                    Guarantee. Parent has furnished the Company with a duly executed, true, complete and correct copy of the Guarantee. The Guarantee is in full force and effect. The Guarantee is (a) a legal, valid and binding obligation of the Sponsors and (b) enforceable in accordance with its respective terms against such Sponsors. As of the date hereof, there is no breach or default under the Guarantee by the Sponsors, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Sponsors.

Section 4.9                                    Acquisition Sub. All of the authorized membership interests of Acquisition Sub are, and at the Effective Time will be, owned by Parent and such membership interests are validly issued and outstanding. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Acquisition Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.10                             Absence of Certain Agreements; Joint Venture Partner Agreements. As of the date hereof, neither Parent, Acquisition Sub nor any of their Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its

Subsidiaries or Joint Venture Partners has agreed to make an investment in, or contribution to, Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement, in each case that would not terminate and be void concurrently with any termination of this Agreement pursuant to Section 7.1. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent or Acquisition Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 4.11                             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective directors, officers or employees, for which the Company may become liable.

ARTICLE 5
COVENANTS

Section 5.1                                    Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as may be expressly contemplated or permitted pursuant to this Agreement, or (iv) as required by applicable Law: (x) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice since January 1, 2015, and use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant business relationships, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all of the material insurance policies held by any Acquired Company as of the date hereof, and (E) maintain the status of the Company and each Subsidiary REIT as a REIT; (y) the Company shall cause each Subsidiary that is taxable as a partnership for U.S. federal income tax purpose to make a timely and valid election pursuant to Section 754 of the Code to the extent any such Subsidiary does not already have such a valid election in effect, and (z) without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(a)                                 amend the Company Articles of Amendment and Restatement, the Company Bylaws or other comparable Organizational Documents of the Company’s Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(b)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any capital stock of any Acquired Company, other than (A) the regular, quarterly cash dividend at a rate not in excess of $0.075 per share of Company Common Stock, declared on May 31, 2017 and paid in accordance with past practice for the second quarter of the Company’s fiscal year (which, for the avoidance of doubt, shall be paid during the third quarter of the Company’s fiscal year and prior to Closing), (B) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, (C) distributions required for the Company or any Subsidiary REIT to maintain its status as a REIT under the Code or avoid the incurrence of any income or excise Taxes by the Company or any Subsidiary REIT pursuant to Section 5.16, (D) distributions on preferred shares or units by Subsidiary REITs, (E) distributions resulting from the vesting or exercise of Company Compensatory Awards set forth on Section 3.3(a) of the Company Disclosure Letter, and (F) monthly distributions declared, set aside or paid by any Company Subsidiary to the venture partners in any Joint Venture as required by agreement, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 5.1(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (iv) purchase, redeem or otherwise acquire any Company securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) enter into any amendment or other modification to the material terms of any indebtedness for borrowed money of the Acquired Companies;

(c)                                  (i) issue, deliver, sell, grant, pledge, transfer, subject to any lien or dispose of any Company securities, other than (A) the issuance of shares of Company Common Stock upon the settlement of Company RSU Awards or Company Performance RSU Awards that are outstanding on the date of this Agreement, in accordance with the equity award’s terms as in effect on the date of this Agreement or (B) grants or awards of Company securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, or (ii) amend any term of the Company Benefit Plan or amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)                                 adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e)                                  increase the salary, wages, benefits, bonuses, severance or termination payments or other compensation payable or to become payable to the Company’s current or former directors or executive officers, except for (i) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (ii) increases in salary or wages of not more than $50,000 in the aggregate for any single individual in the ordinary course of business consistent with past practices, or (iii) increases required under any Company Benefit Plan or under applicable Law;

(f)                                   acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions  in the ordinary course of business consistent with past practice that, individually, or in the aggregate, involve a purchase price of not more than $1,000,000;

(g)                                  make or undertake, or enter into any new commitments obligating the Company or any Subsidiary of the Company to make or undertake, capital expenditures; provided, however, that the Company and the applicable Subsidiaries of the Company may make capital expenditures  pursuant to the terms of Contracts that have been executed prior to the date hereof and up to the total amounts set forth in the applicable capital expenditure plans set forth in Section 5.1(g) of the Company Disclosure Schedule (the “Capital Budgets”) with respect to the Company Properties and on the timetables set forth therein;

(h)                                 sell, lease, license, mortgage, pledge, transfer, surrender, encumber, divest, cancel, subject to any Encumbrance or otherwise dispose of any material assets, licenses, operations, rights or material properties, including the Company Properties, or agree to allow any of the aforementioned, except (i) pursuant to existing Contracts, (ii) Permitted Encumbrances incurred in the ordinary course of business consistent with past practices, (iii) in connection with capital expenditures permitted under Section 5.1(g), or (iv) sales of Company Properties disclosed on Section 5.1(h) of the Company Disclosure Schedule but only to the extent such sale is consistent with the terms expressly set forth in the applicable sale agreement or letter of intent listed on Section 5.1(h) of the Company Disclosure Schedule or otherwise permitted therein;

(i)                                     change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(j)                                    (i) incur or assume any indebtedness except (A) for borrowings under the Company’s current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.1(b)) or (B) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(k)                                 enter into or amend in any material respect (i) any Material Contract (other than terminations or renewals in accordance with the terms of any existing Material Contract), (ii) any Contract which if entered into prior to the date hereof would be a Material Contract, (iii) any retail Leases of over 5,000 square feet (each, a “Material Lease”), or (iv) residential Leases that are not on the form of lease approved for such Company Property that have terms of longer than 18 months or less than 30 days or that are for rental rates below rates that are customary for the applicable market and apartment class where the Property is located, or amend, modify or terminate any of the Lease Documents or enter any new lease, sublease or license agreement (including renewals) where the Company or a Subsidiary of the Company is the tenant, sublessee or licensee;

(l)                                     modify, amend or terminate, or grant any material consent (including any “Major Decision”) under, any Contract with any Subsidiary of the Company, including any Joint Venture or modify any material relationship between the Company and any Subsidiary of the Company, including any Joint Venture, and including the manner in which the Company and the Subsidiaries of the Company own or hold their respective assets;

(m)                             except as set forth on Section 5.1(m) of the Company Disclosure Schedule, (i) other than as otherwise expressly required pursuant to this Agreement, make any material Tax election, enter into any material closing agreement with a Tax authority, file any amended federal or state income Tax Return or other Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business, or (C) if necessary (x) to preserve the Company’s or any Subsidiary REIT’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (ii) fail to contest Tax assessments to the extent customary in the jurisdiction in which the property to which such Tax assessment applies is located;

(n)                                 other than as set forth on Section 5.1(n) of the Company Disclosure Schedule, invest proceeds received in connection with transactions conducted in accordance with Section 1031 of the Code, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity;

(o)                                 except as set forth on Section 5.1(o) of the Company Disclosure Schedule, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than amounts individually not in excess of $750,000, or in the aggregate, not to exceed $2,500,000, in each case, in excess of applicable insurance proceeds;

(p)                                 fail to maintain in full force and effect material insurance policies or comparable replacement policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(q)                                 authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing (i) nothing contained in this Agreement shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time and (ii) the Company and each Subsidiary will take, and cause each Subsidiary to take, any actions, or forbear from taking any actions, as necessary to ensure that the Company and each Subsidiary REIT will be classified as a REIT for the taxable year of such entity that includes the Closing Date, and will take, and cause each of its Subsidiaries to take, any action which is consistent with such REIT qualification for such taxable year or any prior taxable year; provided that (a) the Company shall not be required to take (or forbear from taking) any action to preserve REIT status where the failure to qualify as a REIT is attributable to any Additional Transactions and (b) the failure of any entity to satisfy the distribution requirements of Section 857(a) for any period beginning after December 31, 2016 shall not be deemed a breach of this Section 5.1 or of any other obligation of the Company or a Subsidiary REIT to maintain REIT status. Nothing in Section 5.1 shall restrict the Company and its Subsidiaries from engaging in any capital call transactions exclusively among the Company and its Subsidiaries in the ordinary course of business consistent with past practice.

Section 5.2                                    No Solicitation.

(a)                                 The Company shall, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person that may be ongoing with respect to an Acquisition Proposal, and promptly following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Person be returned or destroyed in accordance with the applicable confidentiality agreement. The Company will not, and shall cause each of its Subsidiaries and each of its and their Representatives not to (i) directly or indirectly, solicit, initiate, or knowingly facilitate or encourage the submission or announcement of any Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of the MGCL), (ii) furnish any information regarding the Company or its Subsidiaries to any Person in connection with, or in response to, an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or (iv) release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.2(a), prior to the receipt of the Company Stockholder Approval, if the Company receives a written Acquisition Proposal that did not result from a breach of this Section 5.2 and which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, the Company and its Representatives may: (i) provide information in response to a request therefor by the Person who made such Acquisition Proposal, but only if, prior to providing any material non-public information regarding the Company or its Subsidiaries to such Person, the Company receives from such Person an executed Acceptable Confidentiality Agreement; and/or (ii) engage or participate in any discussions or negotiations with such Person who made such Acquisition Proposal, if, and only to the extent that, prior to taking any action described in clause (i) or (ii), the Company Board determines in good faith after consultation with outside counsel that failure to take such action, in light of such Acquisition Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. Prior to or concurrent with providing any material non-public information to such Person making such Acquisition Proposal, the Company shall make such material non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(c)                                  Neither the Company Board nor any committee thereof shall, except as permitted by this Section 5.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Acquisition Sub, the Board Recommendation (or publicly propose or resolve to so withdraw, modify, amend or qualify the Board Recommendation); (ii) approve, recommend or declare advisable any Acquisition Proposal (or publicly propose or resolve to so approve, recommend or declare advisable any Acquisition Proposal) (any action described in clause “(i)” or clause “(ii)” being referred to as a “Change in Recommendation”); or (iii) cause the Company to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, investment agreement or other Contract of any kind with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.2(b)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval, the Company Board may:

(i)                                     make a Change in Recommendation in response to an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a breach of Section 5.2(a); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that (1) such Acquisition Proposal would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal, and (2) in light of such Acquisition Proposal, a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”), four Business Days in advance of any Change in Recommendation, stating that the Company Board intends to effect a Change in Recommendation in connection with a Superior Proposal or to terminate this Agreement pursuant Section 7.1(h), which Superior Proposal Notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach a copy of the most current version of the related Alternative Acquisition Agreement; (D) during the four Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall, and shall have made its representatives reasonably available to, engage in good faith negotiations with Parent (to the extent Parent desires to negotiate) to make such revisions to the terms of this Agreement or a possible alternative transaction, in either case, as would permit the Company Board not to effect a Change in Recommendation in connection with a Superior Proposal or to terminate this Agreement pursuant to Section 7.1(h) in response to a Superior Proposal; (E) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that (1) the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and (2) the failure to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 7.1(h); provided, that the Company will not effect a Change in Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 7.1(h) with respect to a Superior Proposal, prior to the time that is four Business Days after it has provided the Superior Proposal Notice; provided, further, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Superior Proposal Notice, which shall require a new notice period of two Business Days, and compliance with this Section 5.2(d) with respect to such new notice; or

(ii)                                  make a Change in Recommendation of the type described in clause (i) of the definition thereof in response to a Change in Circumstances if: (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect such a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (B) such Change in Recommendation is not effected prior to the fourth Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation; (C) during such four Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or enter into an alternative transaction; and (D) at the end of such four Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(C)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that after compliance with clauses “(B)” through “(D)” of this Section 5.2(d)(ii) with respect to any Change in Circumstances, the Company shall have no further obligations under clauses “(B)” through “(D)” of this Section 5.2(d)(ii), and the Company Board shall not be required to comply with such obligations with respect to any other Change in Circumstances.

(e)                                  If the Company receives an Acquisition Proposal, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the identity of the Person making or submitting such Acquisition Proposal and the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed, on a reasonably current basis, as to the status (including any material developments) of such Acquisition Proposal, including by providing Parent with copies of any draft agreements or material terms and conditions related thereto. The Company agrees that it and its Subsidiaries will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent such material terms and conditions and other information or otherwise complying with this Section 5.2.

(f)                                   Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that if any such disclosure does not reaffirm the Board Recommendation or state that the Board Recommendation remains unchanged, such disclosure will be deemed to be a Change in Recommendation and Parent will have the right to terminate this Agreement as set forth in Section 7.1(h).

Section 5.3                                    Filings; Other Action.

(a)                                 Each of the Company, Parent and Acquisition Sub shall: (i) in the event that a filing is required pursuant to the HSR Act with respect to the Merger, promptly (and in no event later than the date that is ten (10) Business Days after the date hereof) make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act with respect to the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from third parties in connection with the transactions contemplated by this Agreement; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, if a filing with a Governmental Entity is made, each of Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement and (B) shall use commercially reasonable efforts to promptly take, and cause its Subsidiaries to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require Parent, Acquisition Sub or any of their Affiliates to: (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise (A) the sale, divesture, license or other disposition of any asset or business of Parent, Acquisition Sub or any of their Affiliates or (B) the sale, divesture, license or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the Company or its Subsidiaries; (ii) permit the Company and its Subsidiaries to sell, divest, license or otherwise dispose any of its or their assets or businesses prior to the Effective Time; (iii) terminate, relinquish, modify, transfer, assign, restructure, or waive existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Acquisition Sub or Company or their respective Subsidiaries; or (iv) undertake any other behavioral undertakings including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Acquisition Sub or Company or their respective Subsidiaries or, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing or in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, to consent to such action by the Company in any such case of (i)-(iv).   Parent shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or make any other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(b)                                 Without limiting the generality of anything contained in Section 5.3, subject to applicable Law, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal

Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Merger.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding.  In addition, except as may be prohibited by any Governmental Entity or by applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will, to the extent practicable, permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)                                  In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Merger or any of the other transactions contemplated by this Agreement and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Merger or the other transactions contemplated by this Agreement, Parent and Acquisition Sub shall, subject to Section 5.3(a), take any and all commercially reasonable action to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Acquisition Sub shall cooperate with each other and use its respective best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(d)                                 Neither Parent nor Acquisition Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger or the other transactions contemplated by this Agreement.

Section 5.4                                    Access. Upon reasonable advance written notice, the Company shall afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company Properties and the Acquired Companies’ offices, plants, facilities, personnel, Tax Returns and books and records, and such other information concerning their respective businesses, properties and personnel as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of third parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy (provided that the Company shall use commercially reasonable efforts to secure the consent of any third party or enter into a joint defense agreement if necessary to permit the disclosure of applicable information to Parent and its Representatives); (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any Laws; or (e) materially interfere with the conduct of the Acquired Companies’ business; provided, further, however, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (a) through (e). No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 5.4 must be directed to the General Counsel of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Acquisition Sub shall not, and shall cause their respective Representatives not to, contact any tenant, supplier or partner of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Acquisition Sub acknowledge and agree that any such contact shall be arranged by and with a Representative of the Company participating. All information obtained by Parent and its Representatives pursuant to this Section 5.4 shall be treated as “Evaluation Material” (as defined in the Confidentiality Agreement) of the Acquired Companies for purposes of, the Confidentiality Agreement.

Section 5.5                                    Interim Operations of Acquisition Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Notwithstanding anything herein to the contrary, Parent and Acquisition Sub shall not, and shall cause their respective Representatives not to, contact any tenant, supplier or partner of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Acquisition Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

Section 5.6                                    Publicity. The Company and Parent shall consult with each other before issuing any press release or making any other public announcements or scheduling a press conference or conference calls with investors or analysts, with respect to this Agreement or the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such other public announcement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (a) a party hereto may, without the prior consent of the other parties hereto, issue any press release or make any public statement as may be required by Law or the applicable rules of NYSE if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such parties’ consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, and (b) the Company will not be obligated to engage in such consultation or obtain any such consent with respect to any communication (i) that is principally directed to employees, partners, vendors or tenants so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved the other party), or (ii) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation (in each case, in accordance with Section 5.2) or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 5.7                                    Other Employee Benefits.

(a)                                 For a period of not less than 12 months after the Closing Date, Parent shall ensure that Greystar or one of its Affiliates provides to each employee of the Acquired Companies who continues employment with Parent, the Surviving Entity or Greystar or one of its Affiliates following the Effective Time (each, a “Continuing Employee”) with base pay, bonus and commission targets, severance and other benefits that are substantially not less favorable in the aggregate than as provided to similarly situated employees of Greystar Management Services LLP.  Parent shall provide to each employee of the Acquired Companies who is not a Continuing Employee (as determined by Parent in its sole discretion) (each, a “Non-Continuing Employee”) severance pay and benefit terms (“Severance Pay”) set forth in Section 5.7(a) of the Company Disclosure Schedule in accordance with the terms set forth in Section 5.7(a) of the Company Disclosure Schedule. To the extent that the termination of employment of some or all Non-Continuing Employees occurs on or following the Closing Date results in or contributes to the existence of a qualifying event under any WARN Act, Parent shall be responsible for all notice and payment requirements under such WARN Act.

(b)                                 Parent shall cause Greystar or one of its Affiliates to ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Greystar or one of its Affiliates in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  For the avoidance of doubt, Parent shall ensure that Greystar or one of its Affiliates provides full credit to each Continuing Employee for the accrued vacation balance of such Continuing Employee. As of the Effective Time, Parent shall ensure that Greystar or one of its Affiliates credits Continuing Employees with the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by Greystar or one of its Affiliates for the benefit of Continuing Employees, Parent (i) shall cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) shall cause each Continuing Employee to be reimbursed for any out-of-pocket expenses (excluding co-payments that do not apply to deductibles) incurred between the Effective Time and December 31, 2017 in connection with meeting any individual deductibles and individual out-of-pocket maximums under such plan, provided that (A) such Continuing Employee has already met the individual deductible and individual out-of-pocket maximum under the applicable Company Benefit Plan as of the Effective Time or (B) such Continuing Employee has not met the individual deductible or individual out-of-pocket maximum under the applicable Company Benefit Plan as of the Effective Time and has paid, in the aggregate for 2017, $4,500 (if the Continuing Employee’s out-of-pocket maximum under the applicable Company Benefit Plan in which he or she participated prior to the Effective Time is $4,500) or $5,000 (if the Continuing Employee’s out-of-pocket maximum under the applicable Company Benefit Plan in which he or she participated prior to the Effective Time is $5,000) in out-of-pocket expenses under the applicable Company Benefit Plan prior to the Effective Time and such plan maintained by Greystar or one of its Affiliates at and after the Effective Time.

(c)                                  Parent shall ensure that Greystar or one of its Affiliates pay any annual bonus for 2017 at 100% of target and any commissions for 2017 that have been earned by each employee of the Acquired Companies, but have not been paid as of the Effective Time, at such time as they would have otherwise been paid under the Company’s bonus plan, unless otherwise provided on Schedule 5.7(a) attached to Section 5.7(a) of the Company Disclosure Schedule.

(d)                                 Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.  If directed by Parent in writing at least ten Business Days prior to the Effective Time, the Company shall use reasonable efforts to effectuate any amendment, consent or assignment needed to ensure that such agreements are transferred to Greystar or one of its Affiliates, as applicable, without any liability being incurred by Parent, the Surviving Entity, Greystar or one of their Affiliates.

(e)                                  If directed by Parent in writing at least ten Business Days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).  Furthermore, if directed by Parent in writing at least ten Business Days prior to the Effective Time, the Company shall help effectuate any amendment, consent or assignment needed to ensure that the Company Benefit Plans (other than the agreements described in Section 5.7(d)) are transferred to the Surviving Entity, Greystar or an Affiliate, as applicable.

(f)                                   The Company and Parent (including Greystar and its Affiliates) agree to comply with the Code Section 280G-related obligations set forth on Section 5.7(a) of the Company Disclosure Schedule.

(g)                                  Nothing in this Section 5.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Entity, or any of their Affiliates, (iv) create any third-party beneficiary rights in any employee of any Acquired Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Entity or an Affiliate may maintain.

Section 5.8                                    Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time until the sixth anniversary of the Effective Time, the Acquired Companies and the Surviving Entity shall, and Parent shall cause the Acquired Companies and the Surviving Entity to, fulfill and honor in all respects the obligations of the Acquired Companies in respect of rights of indemnification, exculpation from liability and advancement of expenses for all acts or omissions or alleged actions or omissions occurring at or prior to the Effective Time, whether asserted or claimed before, at or after the Effective Time, existing in favor of any Indemnified Party pursuant to (i) each indemnification agreement in effect between any Acquired Company and any Indemnified Party and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Acquired Companies as in effect on the date hereof. Without limiting the foregoing, from and after the Effective Time until the sixth anniversary of the Effective Time, unless otherwise required by Law, the Organizational Documents of the Surviving Entity shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Acquired Companies’ Organizational Documents on the date hereof and, from and after the Effective Time until the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b)                                 Without limiting the provisions of Section 5.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary thereof, the Acquired Companies and the Surviving Entity shall, and Parent shall cause the Acquired Companies, and the Surviving Entity to, indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, regulatory, legislative administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of any Acquired Company to the extent such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Entity a written notice asserting a claim for indemnification under this Section 5.8(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, from and after the Effective Time, Parent shall, and shall cause the Acquired Companies, and the Surviving Corporation to, advance, prior to the final disposition of any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, Legal Proceeding, arbitration, investigation or inquiry; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 5.8(b).

(c)                                  From the Effective Time until the sixth anniversary of the Effective Time, the Acquired Companies and the Surviving Entity shall, and Parent shall cause the Acquired Companies, and the Surviving Entity to, cause to be maintained in effect, for the benefit of the Indemnified Parties, at least the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date hereof with respect to any action or omission or alleged action or omission occurring before or at the Effective Time, including with respect to any of the transactions contemplated by this Agreement; provided that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Entity shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything to the contrary, the Company may obtain a prepaid “tail” policy (the “Tail Policy”) prior to the Effective Time, which policy provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time with respect to any action or omission or alleged action or omission occurring before or at the Effective Time, including with respect to any of the transactions contemplated by this Agreement; provided that payment for insurance coverage provided by such Tail Policy shall not exceed 250% of the annual premium paid as of the date hereof by the Company. The Acquired Companies and the Surviving Entity shall, and Parent shall cause the Acquired Companies, and the Surviving Entity to, cause any such Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored. Any such Tail Policy will satisfy Parent’s obligations under this Section 5.8(c) to obtain or provide directors’ and officers’ liability insurance.

(d)                                 In the event any of Parent, any Acquired Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Acquired Company or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.8.

(e)                                  The rights of each Indemnified Party under this Section 5.8 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or the Surviving Entity, under any other indemnification arrangement, under the MGCL, the DLLCA or otherwise. This Section 5.8 shall survive the Effective Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.8 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, Representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Entity. Section 5.8 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f)                                   For purposes of this Agreement, each individual who is or was an officer or director of the Company or any Subsidiary at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

Section 5.9                                    Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any shares subject to Company Restricted Stock Awards, Company RSU Awards or Company Performance RSU Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.10                             Transaction Litigation. Subject to the exceptions set forth on Section 5.1(o)(2) of the Company Disclosure Schedule, the Company shall promptly advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation, and the Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision making power or other authority over such Transaction Litigation; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), subject to Section 5.1(o)(2) of the Company Disclosure Schedule. Following the Effective Time, the Indemnified Parties may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation; provided, however, that, in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Indemnified Parties as a group, unless required by conflicts of interest between or among the Indemnified Parties.

Section 5.11                             Preparation of Proxy Statement; Stockholders’ Meeting; Vote of Parent. (a) As promptly as reasonably practicable after the execution of this Agreement, and, in any event, within 30 calendar days after the date of this Agreement, the Company shall prepare and file a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”). The Company will prepare and provide to Parent a draft of the preliminary Proxy Statement, as promptly as practicable after the date of this Agreement, and, in any event, within 25 calendar days of execution of this Agreement, which will have been reviewed and approved for filing by all Persons required by the Company. The Company agrees, as to it and its Subsidiaries, that at the date of mailing to its stockholders and at the time of the Stockholders Meeting (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly, and in any event, within 48 hours, notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and will promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Subject to Section 5.3 and applicable attorney-client privilege, the Company and Parent will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company will cause the definitive Proxy Statement to be mailed (i) if the SEC provides comments to the preliminary Proxy Statement, as promptly (and in any event within five Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or (ii) if, within 10 calendar days after the filing of the preliminary Proxy Statement, the Company has not received comments to the preliminary Proxy Statement, no later than the 5th Business Day after such 10th calendar day. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Acquisition Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Acquisition Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

(b)                                 Subject to Section 5.11(a), as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring stockholder approval; provided that (i) the Stockholder Meeting shall be held as promptly as practicable (and in any event not more than 45 days) after the date of mailing of the Proxy Statement and (ii) the Company will not postpone or adjourn the Stockholder Meeting except (A) to the extent required by Law, (B) with the written consent of Parent, which may be withheld in its sole discretion, (C) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval, (D) for the absence of a quorum, or (E) after consultation with Parent, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of

Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting. Unless the Company Board shall have effected a Change in Recommendation pursuant to Section 5.2(d), the Company shall include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the Merger and the other transactions contemplated by this Agreement, and shall take all lawful action to solicit such approval of the Merger and such other transactions contemplated by this Agreement. Unless this Agreement has been terminated, the Company’s obligation to call, give notice of and hold the Stockholder Meeting in accordance with Section 5.11 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, by any Change in Circumstances or any Change in Recommendation. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 7.1, (x) the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from the Company’s stockholders proxies in favor of the approval of the Merger and this Agreement in accordance with this Section 5.11 and shall take all other action necessary or advisable to secure the Company Stockholder Approval, and (y) the Company shall not submit any Acquisition Proposal to a vote of the stockholders (other than the Merger).

Section 5.12                             Financing.

(a)                                 Each of Parent and Acquisition Sub shall use, and shall cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Financing Commitment Letters, and shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, supplement, replacement modification or waiver (i) with respect to the Financing Commitment Letters, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (A) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available at Closing to fund such fees or original issue discount and (B) after giving effect to such reduction and any of the transactions referred to in clause (A) above, the representation and warranty set forth in Section 4.6 shall be true and correct in all material respects), or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing in a manner that makes them more onerous to satisfy on the Closing Date, or (iii) expands, amends or modifies any other provision of the Financing Commitment Letters, in a manner that would reasonably be expected to delay or prevent or make less likely the funding of the full amount of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date (provided that, subject to compliance with the other provisions of this Section 5.12(a), Parent and Acquisition Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents and, subject to compliance with Section 5.12(b) below, Parent may replace all or any part of the Debt Financing with Alternate Financing). Parent shall promptly deliver to the Company copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the Debt Commitment Letter and, at the written request of the Company, provide the Company with such information and documentation as shall be reasonably requested by the Company to allow the Company to monitor the progress of such financing activities (subject to compliance by Parent with any confidentiality provisions or restrictions set forth in the Debt Commitment Letter or the definitive documents relating to the Debt Financing). Subject in each case to Parent’s obligation and right with respect to Alternate Financing set forth in Section 5.12(b) below, Parent and Acquisition Sub shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Debt Financing without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the financing sources under the Debt Commitment Letter. For purposes of Section 4.6 and this Section 5.12, (x) references to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 5.12(a), and includes any Alternate Financing permitted pursuant to Section 5.12(b), (y) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 5.12(a), and includes any Alternate Financing permitted pursuant to Section 5.12(b) and (z) references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 5.12(a) and Section 5.12(b).

(b)                                 Each of Parent and Acquisition Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms (including the market “flex” provisions) and subject only to the conditions set forth in the Financing Commitment Letters, including using reasonable best efforts (i) to maintain in effect the Financing Commitment Letters (subject to the right to enter into Alternate Financing set forth below); (ii) to promptly negotiate and enter into on the Closing Date definitive agreements with respect to the Debt Financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) contained in the Debt Commitment Letter; and (iii) to satisfy (or seek a waiver of) all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter and to consummate the Financing at or prior to the Closing. Parent and Acquisition Sub shall give the Company prompt written notice (and in any event within two Business Days) (A) of any breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Acquisition Sub becomes aware, (B) of the receipt of any written notice from any Debt Financing Source with respect to any material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (C) if at any time for any reason Parent or Acquisition Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing. Upon the request by the Company, Parent and Acquisition Sub shall promptly provide any information reasonably requested by Company relating to any circumstance referred to in the immediately preceding sentence, except to the extent providing such information is protected by attorney-client privilege. Upon (x) the occurrence of any circumstance referred to in clause (A), (B) or (C) of the second preceding sentence, (y) if any portion of the Debt Financing otherwise becomes unavailable and such portion is required to pay all amounts required to be paid in connection with the Merger and the transactions contemplated by this Agreement (including to fund the Merger Consideration, repay or refinance the debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and all other fees, expenses and other amounts contemplated to be paid by Parent, Acquisition Sub or the Surviving Entity pursuant to this Agreement and the Financings), or (z) Parent elects or desires to replace all or any portion of the Debt Financing, in each case, Parent and Acquisition Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing (any such financing, “Alternate Financing”) from alternative sources in an amount sufficient to consummate the Merger, the Financing and the transactions contemplated by this Agreement and the Financing Commitment Letters (including payment of the Merger Consideration, repayment or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and all other fees, expenses and other amounts contemplated to be paid by Parent, Acquisition Sub or the Surviving Entity pursuant to this Agreement and the Financing) with terms and conditions that are in compliance with Section 5.12(a) of this Agreement as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true, correct and complete copies of all agreements, arrangements or understandings (including engagement letters, side letters and fee letters (subject to customary redaction of fee and other economic amounts)) related to any such alternative Debt Financing. Upon the entry into any commitment letters or definitive documentation relating to any such Alternate Financing, all references in this Agreement to “Debt Commitment Letter” and “Debt Financing” shall be and shall be deemed to be a reference to such terms as they relate to such Alternate Financing.

(c)                                  Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, to Parent, Acquisition Sub and each of their Subsidiaries and Affiliates, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including using reasonable best efforts to (i) upon reasonable notice, participate in a reasonable number of due diligence sessions, rating agency presentations, meetings and presentations with prospective lenders (but not more than one primary bank meeting), (ii) assisting with, and designating one or more members of senior management of the Company to participate in, the preparation of customary offering and syndication documents and materials, including  bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (iii) furnish Parent reasonably promptly following Parent’s reasonable request with the historical financial statements of the Company as may be required by the Debt Financing Sources in connection with the Debt Financing (subject to the immediately following proviso, the “Required Financial Information”); provided, that, in no event will the Required Financial Information be deemed to include or shall the Company otherwise be required to provide projections, pro forma financial statements or pro forma adjustments related to the Debt Financing, (iv) reasonably cooperating in with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger, (v) subject to any valid limitations or restrictions set forth in the applicable leases of tenants at the Company Properties, so long as the operations of the Company Properties are not unreasonably disrupted, allowing Parent and its Representatives to conduct, at Parent’s sole expense, appraisal and environmental and engineering inspections of each of the Company Properties; provided neither Parent nor its Representatives shall conduct any physically intrusive inspections without the Company’s prior written consent; provided further, that Parent subject to and in accordance with Section 5.2(e) below shall indemnify and hold harmless the Company and the applicable Subsidiaries of the Company as a result of Parent’s or its Representatives’ inspection of the Company Properties, (vi) requesting the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in accounting due diligence sessions and use reasonable efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vii) assisting in the preparation of, and executing and delivering, Financing Agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Parent, (viii) cooperating with Parent in seeking from the Company’s existing lenders such waivers, consents or payoff letters which may be necessary in connection with the Financing, and (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available at the Closing. Notwithstanding anything to the contrary in this Section 5.12(c), (1) nothing will require cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise be in conflict with applicable law or would conflict with or violate any agreement or Contract to which the Company or any of its Subsidiaries is party, (2) (x) nothing will require the Company or its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to the authorization and representation letters referred to above) and (y) no obligation of the Company or any of its Subsidiaries under any certificate, document, contract (other than with respect to the authorization and representation letters referred to above) will be effective until the Closing and, none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing, prior to the Closing; and (3) none of the board of directors (or equivalent bodies) of the Company or any Subsidiary thereof will be required to adopt or enter into any resolutions or take similar action approving the Financing (except that concurrently with the Closing the boards (or their equivalent bodies) of the Company and Subsidiaries of the Company may adopt resolutions or take similar actions that do not become effective until the Closing). For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.12(c) represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates with respect to cooperation in connection with the Debt Financing.

(d)                                 The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)                                  Parent shall reimburse the Company promptly upon demand for all reasonable costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries or representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.12 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (including any alternate financing) and any information used in connection therewith. This Section 5.12(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 5.12(e).

Section 5.13                             Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement. All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the any Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement, provided, however, that Parent and Acquisition Sub will be permitted to disclose such information to Sponsors and to any financing sources or prospective financing sources that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third-party beneficiary.

Section 5.14                             Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.15                             Acquisition Sub Expenditure; Parent Distributions. From the date hereof until the Effective Time, Parent shall cause Acquisition Sub to not expend funds other than in connection with the Merger and the transactions contemplated by this Agreement and the payment of related expenses.

Section 5.16                             Distribution by Company of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, any of the Company and its Subsidiary REITs may declare and pay a dividend to its stockholders distributing cash in such amounts determined by the Company in its sole discretion to be required to be distributed in order for the Company or the Subsidiary REIT to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise tax by the Company or the Subsidiary REIT. If the Company declares a dividend pursuant to the immediately preceding sentence, the Merger Consideration shall be decreased by an amount equal to the per share amount of such distribution.

Section 5.17                             Certain Tax Matters.

(a)                                 Parent and Acquisition Sub covenant and agree with the Company that for all relevant tax purposes Parent, the Surviving Entity and the Company, and their respective

Affiliates, will treat the Merger and the Additional Transactions consistent with Section 2.12, Schedule C and Schedule G.

(b)                                 Each of Parent, Acquisition Sub, and the Surviving Entity covenants and agrees that from and after the Closing it (and/or its Affiliates) will take all actions or forbear from taking such actions, or will cause the applicable Subsidiary REIT to take all actions or forbear from taking such actions, as necessary to ensure that each Subsidiary REIT will be classified as a REIT for the taxable year of such entity that includes the Effective Time or that ends with an Additional Transaction, including by causing each Subsidiary REIT to satisfy the distribution requirements of Section 857(a) of the Code for such taxable year and will not take or permit any of its Affiliates to take, any action which is inconsistent with such REIT qualification for such taxable year or any prior taxable year. Each of Parent and Acquisition Sub, the Surviving Entity, covenants and agrees that from and after the Closing it will not take any action, or permit its Affiliates to take any action, including the allocation of purchase price, that is inconsistent with the Company’s status as a REIT for any taxable year ending on or before the Effective Time.

(c)                                  Except as may be required by applicable Law, Parent and Acquisition Sub, the Surviving Entity and the Company covenant and agree that Tax Returns of the Company and the Company Subsidiaries (including withholdings and withholding Tax Returns) shall be prepared on a basis consistent with: (i) Section 2.12; (ii) the principle that the Company qualifies as a REIT for its taxable years ended on or after December 31, 2007 through the taxable year of the Company ending with the Effective Time; (iii) the principle that each Subsidiary REIT qualifies or has qualified as a REIT beginning with the first taxable year for which it elected to be a REIT, and will continue to qualify as a REIT for its taxable year that includes the Effective Time or that ends with an Additional Transaction; and (iv) subject to the foregoing, in accordance with the other provisions of this Agreement.

(d)                                 Except as may be required by applicable Law, Parent shall not and shall not permit its Subsidiaries or any of its Affiliates to take any position on any Tax Return that is inconsistent with (i) the past practice of the applicable Subsidiary, (ii) the Company’s status as a REIT for its taxable years ended on or after December 31, 2007 through the taxable year of the Company ending with the Effective Time or (iii) the status of any Subsidiary REIT as a REIT for the period beginning with the first taxable year for which the Subsidiary REIT elected to be a REIT through its taxable year that includes the Effective Time or that ends with an Additional Transaction.

(e)                                  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Parent. Parent and the Company shall cooperate in the preparation and filing in a timely manner all necessary documents (including all Tax Returns) with respect to such Transfer Taxes, shall provide satisfactory evidence satisfactory that such Transfer Taxes have been paid and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(f)                                   On the Closing Date, prior to the Closing, the Company shall deliver to Parent the fully executed Tax Opinion.

(g)                                  On or before the Closing Date, the Company and each Subsidiary REIT shall have filed its U.S. federal income Tax Return for the taxable year ended December 31, 2016.

Section 5.18                             Additional Transactions. The Company and Parent shall undertake and consummate the transactions set forth on Schedule C (the “Additional Transactions”) prior to the Effective Time. Notwithstanding any other provision of this Agreement, any breach of the Company’s or any of its Subsidiary’s representations, warranties or covenants under this Agreement (other than as required pursuant to Section 5.17(f)), or any failure to satisfy any condition set forth in Section 6.2 (other than a failure to satisfy any condition by reason of failing to comply with Section 5.17(f)), that is attributable to one or more Additional Transactions shall not be deemed a breach or failure by the Company; provided that failure by the Company to comply with the Additional Transactions, solely to the extent expressly set forth on Schedule C, shall be taken into account in determining a Company breach.

Section 5.19                             Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Entity, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.20                             Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover provisions under the MGCL or similar Laws of any jurisdiction (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.21                             Existing Loans. Promptly following Parent’s request, the Company shall deliver to each of its and the Company Subsidiaries’ lenders under the Existing Loan Documents (and any other party whose consent is required under the Existing Loan Documents) (the “Existing Lenders”) a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent a written statement or documents (the “Assumption Documents”) (i) confirming (A) the amount of the existing Indebtedness under such Existing Loan Document, (B) the date to which interest and principal has been paid, and (C) the amount of any escrows being held by such Existing Lender under the Existing Loan Documents; and (ii) consenting to (A) the assumption of the existing indebtedness under such Existing Loan and the consummation of the Merger and the other transactions contemplated by this Agreement, and (B) the modifications of the Existing Loan Documents that

Parent may reasonably request after the date hereof; provided that the Company shall be informed and consent to any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 5.21, (x) the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders shall in no event be a condition to Parent’s and Merger Acquisition’s obligations to consummate the transactions contemplated by this Agreement, including the Merger, or otherwise affect Parent’s and Acquisition Sub’s obligations to pay the amounts to be paid by Parent or the Surviving Entity under Section 2.6 and Section 2.7 of the Agreement and the consummation of the Merger shall not be delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Effective Time. Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents (collectively, the “Assumption Expenses”). If applicable, Parent shall, promptly upon request by the Company, reimburse the Company for any reasonable out-of-pocket Assumption Expenses incurred by the Company or any of the Company Subsidiaries under this Section 5.21.

ARTICLE 6
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 6.1                                    Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)                                 the Company Stockholder Approval shall have been obtained;

(b)                                 no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; and

(c)                                  the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, if a filing under the HSR Act shall have been made.

Section 6.2                                    Conditions to the Obligations of Parent and Acquisition Sub. The obligation of Parent and Acquisition Sub to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a)                                 (i) the representations and warranties of the Company set forth in the Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of the Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the Agreement that are not qualified by reference to Company Material Adverse Effect (other than the representations and warranties set forth in Section 3.3(a), Section 3.3(b) (other than the first sentence of Section 3.3(b)), Section 3.3(d) (Capitalization), Section 3.5 (Absence of Certain Changes), Section 3.15 (Authority; Binding Nature of Agreement), Section 3.19 (Brokers), Section 3.21 (Takeover Statutes), and the second sentence of Section 3.2 (Organizational Documents)), shall be true and correct as of the date of the Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in a Company Material Adverse Effect; (iii) the representations and warranties of the Company set forth in Section 3.3(b) (other than the first sentence of Section 3.3(b)) (Capitalization), Section 3.3(d) (Capitalization), Section 3.15 (Authority; Binding Nature of Agreement), Section 3.19 (Brokers), Section 3.21 (Takeover Statutes) and the second sentence of Section 3.2 (Organizational Documents) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); (iv) the representations and warranties set forth in Section 3.3(a) (Capitalization) shall, except for any de minimis inaccuracies, be true and correct in all respects as of the date of the Agreement and as of the Closing Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date subject to the foregoing exception); and (v) the representations and warranties set forth in Section 3.5 (Absence of Certain Changes) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date;

(b)                                 the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c)                                  Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) and been satisfied;

(d)                                 since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(e)                                  Parent shall have the received tax opinion of Goodwin Procter LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Schedule D to this Agreement (which opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries in form and substance as set forth on Schedule E, and which may contain such changes or modifications from the language set forth on such exhibits as may be mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld) (collectively, the “Tax Opinion”).

Section 6.3                                    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a)                                 the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                 Parent and Acquisition Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)                                  the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4                                    Frustration of Closing Conditions. Neither Parent nor Acquisition Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 7
TERMINATION

Section 7.1                                    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by Parent or the Company upon prior written notice to the other party, if the Closing Date has not occurred on or before December 28, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date;

(c)                                  by Parent or the Company upon prior written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 5.2(f);

(d)                                 by Parent or the Company upon written notice to the other party, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e)                                  by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 6.2 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if either Parent or Acquisition Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(f);

(f)                                   by the Company, upon written notice to Parent, in the event of a breach by Parent or Acquisition Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 6.3 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(e);

(g)                                  by Parent, upon written notice to the Company, if: (i) the Company Board shall have effected a Change in Recommendation; (ii) (A) any Acquisition Proposal (or any material modification thereof) is first publicly disclosed by the Company or the Person making such Acquisition Proposal (or any of their respective representatives) and (B) the Company Board shall have failed to (publicly, if so requested by Parent) reaffirm the Board Recommendation by the earlier of (1) five Business Days following the Company’s receipt of a written request by Parent to provide such reaffirmation (it being understood that Parent shall not be entitled to make such request on more than one occasion per Acquisition Proposal and twice in the aggregate unrelated to any Acquisition Proposal) and (2) two Business Days prior to the Stockholder Meeting (provided that for purposes of this clause (2), the Company shall have received Parent’s written request no later than the fourth Business Day prior to the date of the Stockholder Meeting); or (iii) the Company shall have materially breached any of its obligations under Section 5.2;

(h)                                 by the Company, upon written notice to Parent, if prior to the Company Stockholder Approval the Company Board shall have effected a Change in Recommendation in respect of a Superior Proposal in accordance with Section 5.2, and concurrently therewith the

Company enters into a definitive agreement with respect to such Superior Proposal and, prior to or concurrently with terminating this Agreement, pays the Company Termination Fee in accordance with Section 7.3(b); or

(i)                                     by the Company, upon written notice to Parent, if (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied or waived, (ii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Merger, and (iii) Parent and Acquisition Sub fail to consummate the Merger within three Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period.

Section 7.2                                    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 7.2, (ii) the last sentence of Section 5.4, (iii) the last sentence of Section 5.3(a), (iv) Section 5.12(e), (v) Section 5.21, (vi) Section 5.6, (vii) Section 5.13, (viii) Section 7.3, (ix) Section 7.4, and (x) Article 8 shall survive any termination hereof pursuant to Section 7.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Acquisition Sub or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of the Company, which may be pursued only by the Company) arising out of its Willful Breach of any provision of this Agreement, subject only, with respect to any such Liabilities of the Company, to Section 7.3(b), and with respect to any such Liabilities of Parent and Acquisition Sub, to Section 8.12(d). For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 7.2, nothing shall relieve any party for fraud.

Section 7.3                                    Expenses; Termination Fee.

(a)                                 Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                 In the event that:

(i)                                     this Agreement is terminated pursuant to Section 7.1(g);

(ii)                                  this Agreement is terminated pursuant to Section 7.1(h); or

(iii)                               this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e) and (A) an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or is otherwise communicated to the Company Board and, in each case, not withdrawn before the Stockholder Meeting and (B) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 7.3(b)(i), within three Business Days after such termination, (y) in the case of Section 7.3(b)(ii), immediately prior to the termination of this Agreement pursuant to Section 7.1(h) and (z) in the case of Section 7.3(b)(iii), on the earlier of (1) the date the Company enters into a definitive agreement with respect to an Acquisition Proposal and (2) the date the Company consummates a transaction contemplated by an Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 7.3(b) shall be payable only once with respect to Section 7.3(b) and not in duplication, even though such payment may be payable under one or both provisions hereof. In the event that Parent shall receive full payment pursuant to this Section 7.3(b), the receipt of the Company Termination Fee (together with any Company Expenses and Company Recovery Costs, as applicable) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination and except for the obligations of the Company pursuant to this Section 7.3(b) and Section 8.12(a) (collectively, the “Company Expenses”), the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Acquisition Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee and/or any Company Expenses), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee or any Company Expenses required to be paid hereunder, and Parent and/or Acquisition Sub commences a Legal Proceeding which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Acquisition Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee and/or Company Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Company Recovery Costs”).

(c)                                  In the event that this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(i), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the first Business Day following such termination. For the avoidance of doubt, any payment by Parent under this Section 7.3(c) shall be payable only once with respect to Section 7.3(c) and not in duplication. In the event that the Company shall receive full payment pursuant to this Section 7.3(c), the receipt of the Parent Termination Fee (together with any Parent Expenses and Parent Recovery Costs, as applicable) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for the obligations of Parent and Acquisition Sub pursuant to Section 5.12(e), Section 5.21, this Section 7.3(c) and Section 8.12(a) (collectively, the “Parent Expenses”), neither Parent nor Acquisition Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any of its Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against Parent or Acquisition Sub for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a Legal Proceeding which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Parent Recovery Costs”).

Section 7.4                                    Payment of Amount or Expense.

(a)                                 In the event that Parent is obligated to pay the Company the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs set forth in Section 7.3, Parent shall pay to the Company from the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(ii) or (B) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), an amount equal to the Parent Termination Fee, plus the Parent Expenses and the

Parent Recovery Costs less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee, plus any Parent Expenses and the Parent Recovery Costs with an escrow agent selected by Parent and on such terms (subject to Section 7.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3 by wire transfer.

(b)                                 The escrow agreement shall provide that the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs to the Company. Parent agrees to amend this Section 7.4 at the request of the Company in order to (x) maximize the portion of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b). The escrow agreement shall also provide that any portion of the Parent Termination Fee, plus the Parent Expenses and the Parent Recovery Costs held in escrow for five years shall be released by the escrow agent to Parent. Parent shall not bear any cost of or have liability resulting from the escrow agreement.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1                                    Amendment. Prior to the Effective Time, this Agreement may be amended with the mutual agreement of the Company and Parent at any time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2                                    Tax Objectives. Notwithstanding anything to the contrary in this Agreement including Section 8.1 hereof, in the event that Parent notifies the Company at any time that it wishes to amend the terms of this Agreement in order to achieve its tax planning objectives, the Company shall promptly execute any reasonable amendments proposed by Parent to achieve such objectives, if such amendments do not (a) cause the Company to incur a material amount of costs (other than legal expenses) that will not be reimbursed by Parent, (b) materially delay the Closing, (c) reduce the Merger Consideration, (d) introduce additional conditions to the Closing in Article 6 (provided that the amendments may amend certain conditions in Article 6) to reflect any revised tax structure, (e) introduce additional representations, warranties or covenants except as required in order to effect Parent’s tax objectives, or (f) become effective prior to the Business Day immediately preceding the Closing. Notwithstanding any other provision of this Agreement, any breach of the Company’s or any of its Subsidiary’s representations, warranties or covenants under this Agreement (other than as required pursuant to Section 5.17(f)), or any failure to satisfy any condition set forth in Section 6.2 (other than a failure to satisfy any condition by reason of failing to comply with Section 5.17(f)), that is attributable to any amendment pursuant to this Section 8.2 shall not be deemed a breach or failure by the Company.

Section 8.3                                    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Section 8.4                                    No Survival of Representations and Warranties. None of the representations and warranties of the Company or of Parent and Acquisition Sub, in each case, contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

Section 8.5                                    Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Equity Commitment Letter and the Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Acquisition Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Acquisition Sub or any other Person resulting from the Company’s making available to Parent or Acquisition Sub or Parent’s or Acquisition Sub’s use of such information, or any information, documents or material made available to Parent or Acquisition Sub in any due diligence materials provided to Parent or Acquisition Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement; (c) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, and that no representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 8.6                                    Applicable Law; Jurisdiction.  This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (the “Maryland Court”) for any litigation arising out of this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each of the Parties agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 8.7                                    Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Merger Consideration, Section 5.8, Section 5.12(e) and Section 5.21, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the Company’s equity holders pursuant to Article 2 concerning payment of the Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s equity holders (including holders of Company Compensatory Awards).

Section 8.8                                    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Acquisition Sub or the Surviving Entity, to:

c/o Greystar Growth and Income GP, LLC
18 Broad Street, Third Floor
Charleston, South Carolina 29401
Attention: J. Derek Ramsey
Facsimile: (843) 579-9420
E-mail: dramsey@greystar.com

with a copy to (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

Facsimile: (216) 579-0212

E-mail: jpdougherty@jonesday.com

and

Jones Day

77 West Wacker Drive

Chicago, IL 60601-1692
Attention: Robert C. Lee

Facsimile: (312) 782-8585

E-mail: rclee@JonesDay.com

if to the Company, (prior to the Merger), to:

Monogram Residential Trust, Inc.
5800 Granite Parkway, Suite 1000
Plano, Texas 75024
Attention: Mark T. Alfieri
Facsimile: (469) 828-6504
E-mail: MAlfieri@monogramres.com

with a copy to (which shall not constitute notice) to:

Goodwin Procter  LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention:  Gilbert G. Menna

Blake Liggio

Facsimile:  (617) 523-1231

E-mail:  gmenna@goodwinlaw.com

bliggio@goodwinlaw.com

Section 8.9                                    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.10                             Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.11                             Parent Guarantee. Parent shall cause Acquisition Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Acquisition Sub in accordance with the terms of this Agreement the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Acquisition Sub of each of the covenants, obligations and undertakings required to be performed by Acquisition Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Acquisition Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Acquisition Sub in the first instance, subject to all terms, conditions and limitations contained in this Agreement.

Section 8.12                             Specific Performance; Parent Liability Cap.

(a)                                 The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 7.1 and any dispute over the right to termination has been finally resolved, (i) Parent and Acquisition Sub shall be entitled to seek an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.6 to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.2 or Section 7.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, neither Parent nor Acquisition Sub would have entered into this Agreement. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that (x) Parent or Acquisition Sub has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any of Parent or Acquisition Sub seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement will not be required to provide any bond or other security in connection with any such order or injunction. In any Legal Proceeding seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Legal Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding.

(b)                                 The parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Parent or Acquisition Sub or to enforce specifically the terms and provisions hereof and that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Parent or Acquisition Sub or otherwise shall be the remedy set forth in Section 7.3(c); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent of Section 5.13.

(c)                                  Notwithstanding the foregoing, for the avoidance of doubt, while Parent and Acquisition Sub may concurrently seek (i) specific performance or other equitable relief and (ii) payment of the Company Termination Fee if, as and when required pursuant to Section 7.3(b), under no circumstances shall Parent or Acquisition Sub, as applicable, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or any portion of the Company Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Company Termination Fee, on the other hand.

(d)                                 The maximum aggregate liability of Parent and Acquisition Sub for monetary damages in connection with this Agreement, the Equity Commitment Letter, the Guarantee and the transactions contemplated by this Agreement shall be limited to the Parent Termination Fee plus the Parent Expenses and the Parent Recovery Costs (collectively, the “Parent Liability Cap”), and, except for the Company’s right to payment of the Parent Termination Fee, Parent Expenses and Parent Recovery Costs, by Parent pursuant to the terms of this Agreement or by the Sponsors pursuant to the terms of the Guarantee, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against Parent, Acquisition Sub, the Sponsors, the Debt Financing Sources and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each, a “Parent Related Party”). In no event shall the Company seek or permit to be sought on behalf of the Company any monetary damages, including consequential, indirect, or punitive damages, from Parent, Acquisition Sub, the Sponsors, the Debt Financing Sources or any of Parent Related Parties in connection with this Agreement or the transactions contemplated by this Agreement other than payment of the Parent Termination Fee, the Parent Expenses and the Parent Recovery Costs, in each case pursuant to the terms of this Agreement, and upon payment of such amounts, none of Parent, Acquisition Sub, the Sponsors, the Debt Financing Sources or any Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Guarantee, the Equity Commitment Letter or in respect of any other document or theory of law or equity, in contract, in tort or otherwise; provided, however, subject to the terms and conditions of, and limitations set forth in, the Guarantee, the Company may seek payment by the Sponsors of the Parent Termination Fee, Parent Expenses and/or the Company Recovery Costs, in each case, to the extent payable under the terms of the Guarantee. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 8.12 nor Section 7.3 shall limit in any way any fraud remedies or the remedies of the parties under the Confidentiality Agreement.

Section 8.13                             Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14                             Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)                                  All references in this Agreement to “$” are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MONOGRAM RESIDENTIAL TRUST, INC.

By:	/s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Executive Officer

GS MONARCH PARENT, LLC

By:	/s/ A. Joshua Carper
Name: A. Joshua Carper
Title: Vice President and Secretary

GS MONARCH ACQUISITION, LLC

By:	/s/ A. Joshua Carper
Name: A. Joshua Carper
Title: Vice President and Secretary

EXHIBIT A

Form of Certificate of Formation of Surviving Entity

GS MONARCH ACQUISITION, LLC

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST:                                                        The name of the Limited Liability Company is:  GS Monarch Acquisition, LLC.

SECOND:                                         The address of the Limited Liability Company’s registered office and the name and address of the registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware  19801, County of New Castle.

THIRD:                                                   The Limited Liability Company shall exist for a period of perpetual existence from and after the date the Delaware Secretary of State issues a Certificate of Formation, unless dissolved earlier by law.

[Signature on the following page.]

IN WITNESS WHEREOF, the undersigned, being an authorized individual of the Limited Liability Company, has executed, signed and acknowledged this Certificate of Formation this 28th day of June 2017.

/s/ Josh Carper
Authorized Individual

EXHIBIT B

Form of LLC Agreement of Surviving Entity

LIMITED LIABILITY COMPANY AGREEMENT

OF

GS MONARCH ACQUISITION, LLC

dated as of

June 28, 2017

LIMITED LIABILITY COMPANY AGREEMENT

OF

GS MONARCH ACQUISITION, LLC

This Limited Liability Company Agreement (together with the schedules and exhibits attached hereto, this “Agreement”) of GS Monarch Acquisition, LLC, a Delaware limited liability company (the “Company”), is entered into by GS Monarch Parent, LLC, a Delaware limited liability company (the “Member”).  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

PRELIMINARY STATEMENTS

A.                                    The Company was formed as a limited liability company pursuant to the Act by filing a certificate of formation in the office of the Secretary of State for the State of Delaware on June 28, 2017.

B.                                    The Member is the current record owner of all of the membership interests of the Company.

AGREEMENT

The Member adopts the following as its “limited liability company agreement” (as that term is used in the Act):

Section 1.                                           Name.

The name of the limited liability company is GS Monarch Acquisition, LLC.

Section 2.                                           Principal Business Office.

The principal business office of the Company shall be located at 18 Broad Street, Suite 300, Charleston, South Carolina 29401 or such other location as may be determined by the Member.

Section 3.                                           Registered Office.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and thereafter shall be such place or such other place as the Member may designate.

Section 4.                                           Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust System, 1209 Orange Street, Wilmington, DE 19801 and thereafter shall be such person or such other person as the Board may designate.

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Section 5.                                           Member.

(a)                                 The mailing address of the Member is set forth on Schedule B attached hereto.

(b)                                 The Member may act by written consent.

Section 6.                                           Certificates.

(a)                                 The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(b)                                 Certificates representing the membership interests of the Company shall not be issued.  Membership interests shall be evidenced by entries on Schedule B.  All membership interests shall be “securities” as defined in Division 8, Section 8102(a)(15) of the Uniform Commercial Code as adopted and in effect in the State of Delaware and shall be governed by such Division in all respects.

Section 7.                                           Purposes.

The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

Section 8.                                           Powers.

The Company, and the Board of Managers and the Officers of the Company on behalf of the Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.                                           Management.

(a)                                 Board of Managers.  The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers.  The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board.  The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers. The initial number of Managers shall be two.  Each Manager elected, designated or appointed shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal (with or without cause).  Managers need not be a Member.

The initial Managers of the Company shall be as follows:

J. Derek Ramsey
A. Joshua Carper

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(b)                                 Powers.  The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

(c)                                  Meeting of the Board of Managers.  The Board of Managers of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d)                                 Quorum: Acts of the Board.  At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)                                  Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)                                   Committees of Managers.

(i)                                     The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company.  The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)                                  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

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(iii)                               Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)                                  Compensation of Managers; Expenses.  The Board shall have the authority to fix the compensation of Managers.  The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager.  No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)                                 Removal of Managers.  Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Member, and, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i)                                     Managers as Agents.  To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

Section 10.                                    Officers.

The Officers of the Company may be chosen by the Board and, if so chosen, shall consist of at least (a) a President and/or a Chief Executive Officer and (b) a Secretary.  The Board of Managers may also choose a Treasurer and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the Board.  Notwithstanding any provision to this Agreement, any Officer, acting alone, is authorized to execute and deliver any document on behalf of the Company without the consent of any other person or entity.

The initial Officers of the Company shall be as follows:

J. Derek Ramsey	President and Chief Executive Officer
A. Joshua Carper	Vice President and Secretary

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Section 11.                                    Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

Section 12.                                    Capital Contributions.

The Member is not required to make any capital contribution to the Company.  However, the Member may make capital contributions to the Company at any time upon the written consent of such Member.  The provisions of this Agreement, including this Section 12, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 13.                                    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 14.                                    Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 15.                                    Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Board.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305 of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

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Section 16.                                    Reports.

The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 17.                                    Exculpation and Indemnification.

(a)                                 To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of members, managers or officers of a limited liability company, neither the Member nor any present or former officer, director or Manager of the Company or a predecessor of the Company and no employee, representative, agent or affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for money damages. Neither the amendment nor repeal of this Section 17(a), nor the adoption or amendment of any other provision of this Agreement or any other governing document of the Company inconsistent with this Section 17(a), shall apply to or affect in any respect the applicability of the provisions of this Section 17(a) with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b)                                 The Company shall indemnify, to the fullest extent permitted by Delaware law, as applicable from time to time, the Covered Persons, whether serving or having served, the Company or at its request any other entity, for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a Director or officer. The Company shall pay or reimburse all reasonable expenses incurred by a Covered Person, whether serving or having served, the Company or at its request any other entity, in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the Covered Person is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Delaware law, as applicable from time to time. The Company may indemnify any other Persons, including a Person who served a predecessor of the Company as an officer or director, permitted to be indemnified by Delaware law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law. No amendment of this Agreement or other governing documents of the Company or repeal of any of its or their provisions shall limit or eliminate any of the benefits provided to Covered Persons under this Section 17(b) in respect of any act or omission that occurred prior to such amendment or repeal.

(c)                                  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

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(d)                                 To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(e)                                  The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

Section 18.                                    Permitted Pledges and Assignments.

The Member shall be permitted to pledge any or all of its membership interests, including all economic rights, control rights and status rights as a Member, to any lenders to the Member or the Company or any agent acting on such lenders’ behalf, and any sale, assignment or transfer of such membership interests pursuant to any such lenders’ (or agent’s) exercise of remedies in connection with any such pledge shall be permitted under this Agreement with no further action or approval required hereunder.  Notwithstanding anything contained herein to the contrary, upon the exercise of remedies in connection with such pledge, any such purchaser, assignee or transferee of such membership interests shall have the right, as set forth in the applicable pledge agreement, and without further approval of any Member, shall become a Member under this Agreement, shall have the rights of a Member to participate in the management of the Company, including the exercise of voting rights of the Member granting such pledge, and shall be entitled to exercise all of the rights and powers of a Member under this Agreement without the taking of any further action on the part of such purchaser, assignee or transferee and without complying with any other procedures set forth in this Agreement, and following such exercise of remedies the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement.  The execution and delivery of this Agreement by the Member shall constitute any necessary approval of the Member under the Act to the foregoing provisions of this Section 18.  Notwithstanding anything contained herein to the contrary and so long as any of the membership interest is subject to a pledge, this Section 18 may not be amended or modified in any manner adverse to the pledgee without the pledgee’s prior written consent.

Section 19.                                    Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 20.                                    Dissolution.

(a)                                 The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) other than pursuant to Section 18, the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is

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continued in a manner permitted by the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)                                 The bankruptcy (as defined in Section 18-801 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)                                  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)                                 The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 21.                                    Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that the Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 14 hereof.  The interest of the Member in the Company is personal property.

Section 22.                                    Benefits of Agreement; No Third-Party Rights.

Except as set forth in Section 18, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 23.                                    Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

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Section 24.                                    Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 25.                                    Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 26.                                    Amendments.

This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

Section 27.                                    Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of June 28, 2017.

MEMBER:

GS MONARCH PARENT, LLC

By:	/s/ Josh Carper
Name: A. Joshua Carper
Title: Vice President and Secretary

SCHEDULE A

Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Board” or “Board of Managers” means the Board of Managers of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 28, 2017, as amended or amended and restated from time to time.

“Covered Persons” has the meaning set forth in Section 17(a).

“Managers” means the Managers elected to the Board of Managers from time to time by the Member.  A Manager is hereby designated as a “manager” of the Company within the meaning of the Act

“Officer” means an officer of the Company described in Section 10.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

SCHEDULE B

Member

Name	Mailing Address	Membership Interests
GS Monarch Parent, LLC	GS Monarch Parent, LLC c/o Greystar Real Estate Partners, LLC 18 Broad Street, Suite 300, Charleston, South Carolina 29401 Attention: Josh Carper, Vice President and Secretary	100